Exhibit 10.1

ASSET PURCHASE AGREEMENT
AMONG
HELIX HEARING INC.
AND
HELIX HEARING CARE OF AMERICA CORP.
AND
3371727 CANADA INC.
April 27, 2009

TABLE OF CONTENTS

ARTICLE 1 - INTERPRETATION	2
1.1 Definitions	2
1.2 Currency	8
1.3 Sections and Headings	8
1.4 Number, Gender and Persons	8
1.5 Accounting Principles	9
1.6 Entire Agreement	9
1.7 Time of Essence	9
1.8 Applicable Law	9
1.9 Severability	9
1.10 Successors and Assigns	9
1.11 Amendment and Waivers	9
1.12 Exhibits	10
1.13 Schedules	10

ARTICLE 2 - PURCHASE AND SALE OF PURCHASED ASSETS	11
2.1 Transfer of Purchased Assets	11
2.2 Excluded Assets	13

ARTICLE 3 - PURCHASE PRICE	14
3.1 Purchase Price	14
3.2 Satisfaction of Purchase Price and other Closing Payments	14
3.3 Assumption of Certain Liabilities by the Purchaser	14
3.4 Excluded Liabilities	15
3.5 Purchase Price Adjustments at Closing	15
3.6 Net Asset Adjustment to Purchase Price	16
3.7 Allocation of Purchase Price	17
3.8 ETA Election	17
3.9 ITA Elections	17
3.10 Transfer Taxes	18

ARTICLE 4 - REPRESENTATIONS AND WARRANTIES OF THE VENDOR	18
4.1 Organization	18
4.2 Authorization and Enforceability	18
4.3 Business and Affairs of 3371727	18
4.4 Corporate Records of 3371727	19
4.5 Tax Matters	19
4.6 Residency of Vendor	21
4.7 No Violation	21
4.8 Consents and Approvals	21
4.9 Accounts Receivable	21
4.10 Inventories	22
4.11 Title to Personal and other Property and Sufficiency of Assets	22
4.12 No other Agreement to Purchase	22

(i)

4.13 Location of Real Property	22
4.14 Leased Property	22
4.15 Compliance with Laws; Permits	23
4.16 Litigation	24
4.17 Contracts	24
4.18 Insurance	24
4.19 Environmental	24
4.20 Intellectual Property	25
4.21 Labour Relations and Collective Agreements	25
4.22 Employees	25
4.23 Employee Plans	27
4.24 Balance Sheets	27
4.25 Books and Records	28
4.26 No Undisclosed Liabilities	28
4.27 Ordinary and Normal Course	28
4.28 No Bankruptcy or Insolvency	28
4.29 Tax Registrations	28
4.30 No Subsidiaries	28
4.31 Brokerage Fees	28
4.32 Bank Accounts	29

ARTICLE 5 - REPRESENTATIONS AND WARRANTIES OF THE PURCHASER	29
5.1 Organization	29
5.2 Authorization	29
5.3 No Violation	29
5.4 Consents and Approvals	29
5.5 GST Registration	30
5.6 Brokerage Fees	30
5.7 No Bankruptcy or Insolvency	30

ARTICLE 6 - SURVIVAL OF COVENANTS, REPRESENTATIONS AND WARRANTIES	30
6.1 Survival of Representations and Warranties of the Vendor	30
6.2 Survival of the Representations and Warranties of the Purchaser	31
6.3 Survival of Covenants	31

ARTICLE 7 - OTHER COVENANTS	31
7.1 Regulatory Approvals	31
7.2 Consents and Approvals	31
7.3 Bulk Sales Act	31
7.4 Accounts Receivable Trust Agreement	31
7.5 Delivery of Books and Records	32
7.6 Corporate Action	32
7.7 Employee Matters	32
7.8 Non-Transferable and Non-Assignable Assets.	34
7.9 Tax Returns	35
7.10 Leased Property	35

(ii)

ARTICLE 8 - CONDITIONS OF CLOSING	37
8.1 Conditions of Closing in Favour of the Purchaser	37
8.2 Conditions of Closing in Favour of the Vendor	39

ARTICLE 9 - CLOSING DATE AND TRANSFER OF POSSESSION	41
9.1 Place of Closing	41
9.2 Further Assurances	41

ARTICLE 10 - INDEMNIFICATION	41
10.1 Indemnification by the Vendor	41
10.2 Indemnification by the Purchaser	42
10.3 Notice of Claim	42
10.4 Direct Claims	43
10.5 Third Party Claims	44
10.6 Settlement of Third Party Claims	44
10.7 Co-operation	44
10.8 Exclusivity	44
10.9 Limitations on Amount	45
10.10 Insurance Proceeds and Taxes	45
10.11 Right to Claim Escrow Amount	45
10.12 Other Limitations	45

ARTICLE 11 - GUARANTEE OF HEARUSA	46
11.1 Guarantee of HearUSA	46
11.2 Time of Essence	46
11.3 Severability	46
11.4 Further Assurances.	46
11.5 Successors and Assigns	46
11.6 Applicable Law	47
11.7 Notices	47

ARTICLE 12 - MISCELLANEOUS	47
12.1 Notices	47
12.2 Announcements	48
12.3 Disclosure	49
12.4 Reasonable Commercial Efforts	49
12.5 Expenses	49
12.6 Counterparts	49

(iii)

ASSET PURCHASE AGREEMENT
THIS ASSET PURCHASE AGREEMENT made as of the 27th day of April, 2009,
AMONG:
HELIX HEARING INC., a corporation existing under the laws of Ontario, (hereinafter referred to as the “Purchaser”),
OF THE FIRST PART,
- and -
HELIX HEARING CARE OF AMERICA CORP., a corporation existing under the laws of Canada, (hereinafter referred to as the “Vendor”),
OF THE SECOND PART.
-and-
3371727 CANADA INC., a corporation existing under the laws of Canada,(hereinafter referred to as “3371727”)
OF THE THIRD PART
WHEREAS the Vendor has carried on in the Province of Ontario the business of marketing, distribution and selling of hearing aids to product end-users (the “Business”);
AND WHEREAS the Purchaser is willing to purchase the Purchased Assets (as hereinafter defined), and the Vendor is willing to sell the Purchased Assets to the Purchaser, on the terms and conditions of this Agreement;
AND WHEREAS the Vendor is an indirect wholly-owned subsidiary of HearUSA, Inc., a Delaware corporation, (“HearUSA”) and 3371727 is a direct wholly-owned subsidiary of the Vendor; and
AND WHEREAS HearUSA has agreed to guarantee the obligations of the Vendor hereunder.

NOW THEREFORE THIS AGREEMENT WITNESSES THAT in consideration of the respective covenants, agreements, representations, warranties and indemnities of the parties herein contained and for other good and valuable consideration (the receipt and sufficiency of which are acknowledged by each party), the parties agree as follows:
ARTICLE 1 — INTERPRETATION
1.1	Definitions
For the purposes of this Agreement, unless the context otherwise requires, the following terms shall have the respective meanings set out below and grammatical variations of such terms shall have corresponding meanings:
“3371727 Contract” means any Contract under which (a) 3371727 has or may acquire any rights or benefits, (b) 3371727 has or may become subject to any obligation or liability, or (c) 3371727 or any of the assets owned or used by 3371727 is or may become bound;
“Accounting Records” means all of the Vendor’s books of account (including the general ledger), records relating to Accounts Receivable, Inventory, Accounts Payable and Prepaid Expenses, accounting records and other financial data and information relating to the Business or the Purchased Assets, including Tax Returns;
“Accounts Receivable” means any and all accounts, accounts receivable, trade accounts, notes, notes receivable, book debts or other debts due or accruing to a Company in connection with the Business as reflected on the Closing Balance Sheet, including the benefit of any security thereon, and any claim, right or remedy relating thereto;
“Accounts Receivable Trust Account Agreement” means the accounts receivable trust account agreement to be entered into between the Vendor and the Purchaser, in the form attached hereto as Exhibit C;
“Accounts Receivable Trust Bank Account” means the bank concentration deposit account of the Vendor with the Royal Bank of Canada, Business Banking, Montreal Downtown, 1 Place Ville-Marie, M-1, Montreal, QC H3C 3B5, identified as account number 008861052109;
“Affiliate” has the meaning attributed to that term in the Canada Business Corporations Act, as amended from time to time;
“Applicable Law” means any law, statute, ordinance, regulation, rule, by-law, decree, writ or order, protocol, code, guideline, treaty, policy, notice, direction and judicial, arbitral, administrative, ministerial or departmental judgements, awards or requirements of any Authority having jurisdiction over the Vendor or over any part of the Business or the Purchased Assets and includes, without limitation, Environmental Laws;
“Assignment of Leases” means assignments of the Leases by the Vendor in favour of the Purchaser, and an “Assignment of Lease” means an assignment of any one of the Leases;

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“Assumed Liabilities” means the liabilities and obligations of the Vendor assumed by the Purchaser pursuant to Section 3.3;
“Authority” means any governmental or regulatory authority, department, body or agency or any court, tribunal, bureau, commission, arbitrator or arbitration board or other similar body, whether federal, provincial, state, municipal or other geographic or political subdivision thereof;
“Books and Records” means all books, records, files and papers, manuals and data, sales and advertising materials, lists of present and former suppliers, price lists, sales records, personnel, employment and other records, customer data, documentary evidence of all licenses, orders and permits, and all other correspondence, data and information, financial or otherwise, in any format or media whatsoever, of the Vendor, including copies of all Accounting Records and books and records required by Applicable Law to be retained by the Vendor (the originals of which shall be retained by the Vendor), and all books and records of 3371727, but excluding Tax Returns of the Vendor and books and records relating to the Excluded Assets;
“Business” has the meaning set out in the Recitals of this Agreement;
“Business Day” means any day, other than a Saturday or a Sunday, on which chartered banks in Toronto, Ontario are open for business;
“Cash” means, as of the Effective Time, the amount of cash and bank deposits as reflected in a Company’s bank statements and certificates of deposit less escrowed amounts or other restricted cash balances and less the amounts of any unpaid checks, drafts and wire transfers issued on or prior to the date of determination, calculated in accordance with GAAP. For avoidance of doubt, Cash shall (i) be calculated net of issued but uncleared checks and drafts, (ii) include checks and drafts deposited for the account of the Company’s, and (iii) be calculated net of overdrawn accounts.
“Claim” has the meaning set out in Section 10.3;
“Closing” has the meaning set out in Section 9.1;
“Closing Date” means April 27, 2009 or such other date as the Vendor and the Purchaser may mutually determine;
“Closing Balance Sheet” means the unaudited consolidated balance sheet of the Companies as at the Effective Time, in respect of the Business and the Purchased Assets, but excluding the effect of any Excluded Assets and Excluded Liabilities, prepared pursuant to Section 3.6 on the same basis and applying the same accounting principles, policies and practices that were used in preparing the Existing Balance Sheets;
“Companies” means collectively the Vendor and 3371727, and “Company” means either one of them individually;

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“Contract” means any agreement, indenture, contract, deed of trust, licence, option, right, promise, assurance, undertaking, whether written or oral, express or implied and whether or not legally binding, but excluding the Leases;
“Current Assets” means Accounts Receivable, Inventories, Cash and Prepaid Expenses;
“Direct Claim” has the meaning set out in Section 10.3;
“Effective Time” means 11:59 p.m. as of Saturday, April 25, 2009;
“Employee Plans” has the meaning set out in Section 4.23;
“Employees” has the meaning set out in Section 4.22(a);
“Employment Legislation” means, collectively, the Ontario Human Rights Code, the Occupational Health and Safety Act (Ontario), the Pay Equity Act (Ontario), the Employment Standards Act, 2000 (Ontario) or predecessor to that Act, the Pension Benefits Act (Ontario), the Workplace Safety and Insurance Act, 1997 (Ontario) or predecessor to that Act and the Employment Insurance Act (Canada), all as amended from time to time;
“Encumbrance” means any encumbrance, lien, charge, hypothec, privilege, pledge, mortgage, title retention agreement, security interest, reservation of title, easement, right of occupation, any matter capable of registration against title, or any written agreement to create any of the foregoing;
“Environmental Condition” means the presence of any Hazardous Substance on the Leased Property attributable to the Vendor;
“Environmental Laws” means any Applicable Law governing pollution or the protection of the environment in effect as of the Closing Date;
“Environmental Permits” means all licences, permits, approvals, consents, registrations, certificates, authorizations or other similar approvals issued or granted or required by an Authority pursuant to an Environmental Law;
“Equipment” has the meaning set out in Section 2.1(a);
“Escrow Agent” means The Bank of Nova Scotia Trust Company;
“Escrow Agreement” means the agreement to be entered into between the Vendor, the Purchaser, and the Escrow Agent, in the form attached hereto as Exhibit B;
“Escrow Amount” has the meaning set out in Section 3.2(b);
“Estoppel and Consent Certificate” means the form of Estoppel and Consent Certificate obtained by the Vendor from each landlord for each Leased Property substantially in the form annexed hereto as Exhibit E;
“ETA” means Part IX of the Excise Tax Act (Canada), as amended from time to time;

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“Excluded Assets” has the meaning set out in Section 2.2;
“Excluded Liabilities” has the meaning set out in Section 3.4;
“Existing Balance Sheets” means the annual unaudited consolidated balance sheet of the Companies as at December 27, 2008, and the interim unaudited consolidated balance sheet of the Companies as at March 28, 2009, both such balance sheets attached hereto as Schedule 1.1(a);
“GST” means all goods and services taxes payable under the ETA;
“Hazardous Substance” means any substance or waste which is defined as hazardous, toxic, a pollutant or a contaminant under Environmental Law;
“HearUSA IP” means certain intellectual property and other assets of HearUSA set out in the HearUSA Licence;
“HearUSA Licence” means the licence agreement between HearUSA and the Vendor dated with effect on the day prior to the Closing Date in connection with the HearUSA IP, in the form attached hereto as Schedule 1.1(b);
“including” (and having correlative meaning “include” and “includes”) means including without limiting the generality of any description preceding such term;
“Indemnified Party” has the meaning set out in Section 10.3;
“Indemnifying Party” has the meaning set out in Section 10.3;
“Intellectual Property” means all rights in patents, patent applications, trade-marks, trade-mark applications, trade-names, business names, domain names, inventions, technical data, licensed and unlicensed know-how, copyright and industrial designs;
“Intellectual Property Assets” has the meaning set out in Section 2.1(j);
“Interim Occupancy Agreement” has the meaning set out in Section 7.10(e);
“Inventory” has the meaning set out in Section 2.1(l);
“ITA” means the Income Tax Act (Canada), as amended from time to time;
“knowledge of the Vendor” or similar expressions mean the actual knowledge of the individual or individuals among Stephen Hansbrough, Gino Chouinard, Frank Puñal, Denise Pottlitzer and Maggie Black, with responsibility for the relevant matter;
“Lease” means, collectively, all agreements to lease, offers to lease, lease, lease amendments, renewal agreements, subleases and other rights or licenses granted to the Vendor or its predecessors in title to possess or occupy the Leased Property or any part thereof as at the date hereof, in each case amended, renewed or otherwise varied, and all material correspondence or other agreements related thereto, and “Lease” shall mean any one of the Leases;

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“Leased Properties” means all lands and premises leased by the Vendor pursuant to the Leases in connection with the operation of the Business, and “Leased Property” means any one of them;
“Losses”, in respect of any matter, means all claims, demands, losses, damages, liabilities, Taxes, deficiencies, costs and expenses (including, without limitation reasonable legal and other professional fees and disbursements, interest, penalties and amounts paid in settlement) arising as a result of such matter, but excluding any indirect, special, punitive, exemplary or consequential losses or damages and losses of revenue or profit;
“Material Adverse Effect” means, when used in connection with the Business, any change, event, violation, inaccuracy, circumstance or event that is materially adverse to the business, assets, liabilities, financial condition, or results of operation of the Business, but in each case shall not include the effect of (i) changes in GAAP or official interpretations of the foregoing, (ii) changes in general economic, financial or market conditions affecting the Business, (iii) any seasonal effects on the Business, or (iv) changes arising from this Agreement or the transactions contemplated hereby or arising from any actions or omissions of the Purchaser or the Companies if consented to in writing by the Purchaser;
“Non-Assigned Lease” has the meaning set out in Section 7.10(b);
“Order” means any order, decree, instruction, direction, demand, proceeding or other mandatory communication issued by an Authority or any notification of any intention to issue or impose the same by an Authority where it could reasonably be concluded that the notification may be part of a process whereby a mandatory communication having the force of law will be issued;
“Permits” has the meaning set out in Section 2.1(i);
“Permitted Encumbrances” means:
(i)
servitudes, easements, restrictions, rights-of-way and other similar rights in real property or any interest therein (hereinafter, collectively, the “Easements”) which do not materially impair its use in the operation of the Business including, without limitation, any Easements granted in respect of any sewers, electric lines, telegraphs and telephone lines and other utilities and services, provided that, in each case, the Easements have been complied with in all respects;

(ii)
any statutory liens and other interests of the landlords in any Leased Property and liens affecting the interests of the landlords in any Leased Property, and as to other leased Purchased Assets any interests of the lessor thereof;

(iii)	liens for Taxes not due and payable;

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(iv)
undetermined or inchoate liens, charges and privileges incidental to current construction or current operations and statutory liens, charges, adverse claims, security interests or encumbrances of any nature whatsoever claimed or held by any Authority which have not at the time been filed or registered against the title to the asset or served upon the Vendor, pursuant to law or which relate to obligations not due or delinquent;

(v)
security given in the ordinary course of the Business to any public utility, municipality or government or to any statutory or public authority in connection with the operations of the Business, other than security for borrowed money;

(vi)
the reservations in any original grants from the Crown of any real property or interest therein and statutory exceptions to title which do not materially detract from the value of the real property concerned or materially impair its use in the operation of the Business; and,

(vii)	registered subdivision, site plan, development or other municipal agreements which affect the Leased Property, provided that such are complied with.
“Person” means any individual, estate, trust, firm, partnership, joint venture, corporation, unlimited liability company, limited liability company, unincorporated association or organization, government or any agency or ministry of any government, and includes any successor to any of the foregoing;
“Prepaid Expenses” has the meaning set out in Section 2.1(m);
“Principal Sites” has the meaning set out in Section 7.10(a);
“Purchase Price” has the meaning set out in Section 3.1;
“Purchased Assets” has the meaning set out in Section 2.1;
“Purchased Shares” has the meaning set out in Section 2.1(r);
“Purchaser Employee Plans” has the meaning set out in Section 7.7(f);
“Returns Reserve” means the amount of $38,266.00, representing an agreed reserve for products returned by customers within 45 days of sale in accordance with the Vendor’s current return policy;
“Support Agreement” means the support agreement to be entered into between the Purchaser and the Vendor, in the form attached hereto as Exhibit D;

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“Tax” or “Taxes” means any and all taxes, charges, fees, levies, imposts, and other assessments, including all income, sales, retail, use, goods and services, harmonized sales, value added, corporation, premium, environmental, stamp, business, social services, royalty, occupancy, property development, capital, capital gains, alternative, net worth, transfer, land transfer, profits, withholding, payroll, employer health, social security, excise, franchise, recapture, real property and personal property taxes, and any other taxes, customs duties, tariffs, fees, assessments, reassessments or similar charges in the nature of a tax, including provincial pension plan contributions, employment insurance contributions, health services fund contributions and workers’ compensation premiums, together with any instalments with respect thereto, and any interest, costs of any nature, surtaxes, fines, penalties, additions to tax or other additional amounts, imposed, levied, assessed, reassessed or collected by any governmental authority, including a Tax Authority;
“Tax Authority” means, with respect to any Tax, the Authority that imposes, assesses and reassesses such Tax and the Authority charged with the collection of such Tax;
“Tax Return” means any return, declaration, report, election, form, notice, filing, information return, or other document (whether in tangible, electronic or other form) relating to Taxes, including any amendment thereof and including any attachment or supplements thereto made, prepared, filed or required to be made, prepared or filed by Applicable Law in respect of Taxes;
“Time of Closing” means 10:00 a.m. (Toronto time) on the Closing Date, or such other time on the Closing Date as the Vendor and the Purchaser may mutually determine;
“Third Party Claim” has the meaning set out in Section 10.3;
“Transition Period” has the meaning set out in Section 7.7(f); and
“Vendor Contract” means any Contract under which: (a) Vendor has or may acquire any rights or benefits, (b) Vendor has or may become subject to any obligation or liability, or (c) Vendor or any of the Purchased Assets is or may become bound.
1.2	Currency
Unless otherwise indicated, all dollar amounts in this Agreement are expressed in Canadian funds.
1.3	Sections and Headings
The division of this Agreement into sections and the insertion of headings are for convenience of reference only and shall not affect the interpretation of this Agreement. Unless otherwise indicated, any reference in this Agreement to a Section or Schedule refers to the specified Section of or Schedule to this Agreement and any reference in this Agreement to a Section shall include a subsection of such Section, as applicable.
1.4	Number, Gender and Persons
In this Agreement, words importing the singular number only shall include the plural and vice versa, words importing gender shall include all genders and words importing persons shall include individuals, corporations, partnerships, associations, trusts, unincorporated organizations, governmental bodies and other legal or business entities of any kind whatsoever.

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1.5	Accounting Principles
Any reference in this Agreement to generally accepted accounting principles or GAAP refers to generally accepted accounting principles which have been established in the United States at the relevant time applied on a consistent basis.
1.6	Entire Agreement
This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether written or oral. There are no conditions, covenants, agreements, representations, warranties or other provisions, express or implied, collateral, statutory or otherwise, relating to the subject matter hereof except as herein provided.
1.7	Time of Essence
Time shall be of the essence in this Agreement.
1.8	Applicable Law
This Agreement shall be construed, interpreted and enforced in accordance with, and the respective rights and obligations of the parties shall be governed by, the laws of the Province of Ontario and the federal laws of Canada applicable therein and, except as provided in this Agreement, each party irrevocably attorns to the exclusive jurisdiction of the courts of such province and all courts competent to hear appeals therefrom.
1.9	Severability
If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such determination shall not impair or affect the validity, legality or enforceability of the remaining provisions hereof, and each provision is hereby declared to be separate, severable and distinct.
1.10	Successors and Assigns
This Agreement shall enure to the benefit of and shall be binding on and enforceable by the parties and, where the context so permits, their respective successors and permitted assigns. None of the parties may assign any of its rights or obligations hereunder without the prior written consent of the other parties.
1.11	Amendment and Waivers
No amendment or waiver of any provision of this Agreement shall be binding on any party unless consented to in writing by such party. No waiver of any provision of this Agreement shall constitute a waiver of any other provision, nor shall any waiver constitute a continuing waiver unless otherwise provided.

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1.12	Exhibits
The following Exhibits are attached to and form part of this Agreement.

Exhibit A	-	Non-Competition Agreement
Exhibit B	-	Escrow Agreement
Exhibit C	-	Accounts Receivable Trust Agreement
Exhibit D	-	Support Agreement
Exhibit E	-	Estoppel and Consent Certificate
Exhibit F	-	Interim Occupancy Agreement
1.13	Schedules
The following Schedules are attached to and form part of this Agreement. The schedules to the extent reasonably practicable and applicable shall be organized by the Vendor for each individual location of the Leased Property.

Schedule 1.1(a)	-	Existing Balance Sheets
Schedule 1.1(b)	-	HearUSA Licence
Schedule 2.1(a)	-	Machinery and Equipment
Schedule 2.1(b)	-	Vendor Contracts
Schedule 2.1(c)	-	Leases
Schedule 2.1(g)	-	Furniture, Fixtures and Office Equipment
Schedule 2.1(i)	-	Licenses and Permits
Schedule 2.1(k)	-	Intellectual Property
Schedule 3.7	-	Purchase Price Allocation
Schedule 4.3(a)	-	Share Capital of 3371727
Schedule 4.3(b)	-	3371727 Contracts
Schedule 4.5	-	Tax Matters
Schedule 4.8(a)	-	Regulatory Consents
Schedule 4.8(b)	-	Contractual Consents
Schedule 4.13	-	Location of Leased Property
Schedule 4.16	-	Litigation
Schedule 4.18	-	Insurance
Schedule 4.19	-	Environmental Matters
Schedule 4.21	-	Labour Relations and Collective Agreements
Schedule 4.22	-	Employees
Schedule 4.23	-	Employee Plans
Schedule 4.32	-	Bank Accounts
Schedule 7.7(f)	-	Terminated Plans
Schedule 7.7(j)	-	Assumed Employee Plans

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ARTICLE 2- PURCHASE AND SALE OF PURCHASED ASSETS
2.1	Transfer of Purchased Assets
Subject to and upon the terms and conditions contained in this Agreement, the Vendor shall sell, assign and transfer to the Purchaser and the Purchaser shall purchase from the Vendor, all right, title and interest of the Vendor to all of the Vendor’s property and assets used in connection with the Business (other than the Excluded Assets), including without limitation the property and assets described in clauses (a) through (r) below (collectively, the “Purchased Assets”), at the Closing Date, free and clear of all Encumbrances except Permitted Encumbrances, if any:
(a)
Equipment. All equipment owned or leased by the Vendor that is used or held for use in the conduct of the Business, including audiology and medical equipment, computer hardware, telephones, telephonic equipment and switches, electronic equipment of any description, cell phones, automobiles, and postage meters (the “Equipment”) including the Equipment described in Schedule 2.1(a);

(b)
Contracts. Subject to Section 7.8, Vendor Contracts, including those set out in Schedule 2.1(b) including, for greater certainty, all outstanding solicitations and offers made to or by the Vendor to enter into any Vendor Contract;

(c)
Leases. Subject to Section 7.10, all Leases, including, for greater certainty, if permitted in accordance with the terms and conditions of the Leases, all prepaid rents, security deposits, options to renew or purchase and rights of refusal contained in the Leases or made pursuant thereto;

(d)
Restrictive Covenants. Without limiting the effect of Section 2.1(b) above, and to the extent transferable, the benefit of any restrictive covenants and other contractual rights, including rights of indemnification and any rights of exclusive use in respect of the Leased Property as more particularly set out in the Leases, if applicable, obtained by the Vendor in the course of acquiring assets related to the Business and the Purchased Assets from third parties;

(e)	Leaseholds. All leasehold improvements to the Leased Property which were the property of the Vendor as at the Time of Closing;
(f)	Cash. All Cash of the Vendor as at the Effective Time in the Accounts Receivable Trust Bank Account;
(g)
Furniture, Fixtures and Office Equipment. All of the Vendor’s right, title and interest to the furniture, fixtures and office equipment used in the Business, including the furniture, fixtures and office equipment described in Schedule 2.1(g);

(h)	Books and Records. All Books and Records;
(i)
Licences and Permits. To the extent transferable, all rights under licences, permits (including parking permits), approvals, consents, registrations, certificates and other regulatory authorizations and enrolments currently held or necessary, including under Applicable Law, for the lawful operation of the Business as now conducted and the use or ownership of the Purchased Assets, and any pending applications for or renewals of any of the foregoing (collectively, the “Permits”), including those described in Schedule 2.1(i);

(j)	Accounts Receivable. All Accounts Receivable of the Vendor;

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(k)
Intellectual Property. All of the Vendor’s right, title and interest to all Intellectual Property owned or licensed (as licensor or licensee) by the Vendor relating to the Business and the Purchased Assets including:

(i)	the Vendor’s name, all assumed fictional business names, trade names, registered and unregistered trademarks, service marks and applications for marks;
(ii)	all patents, patent applications and inventions and discoveries that may be patentable;
(iii)	all registered and unregistered copyrights and industrial designs in both published works and unpublished works;
(iv)
all know-how, trade secrets, confidential or proprietary information, software, technical information, data, manufacturing, industrial and business processes and technology, plans, drawings and blue prints;

(v)
all rights in internet websites and internet domain names owned by or registered in the name of the Vendor, whether or not presently used, and all email addresses presently used by personnel of the Vendor for purposes of the Business including email addresses provided by third party service providers; and

(vi)	the HearUSA Licence;
(collectively, the “Intellectual Property Assets”), including as set out in Schedule 2.1(k);
(l)	Inventory. The inventory owned by the Vendor of or relating to the Business (collectively, the “Inventory”) at the Effective Time, including finished goods, supplies and replacement parts;
(m)
Prepaid Expenses. Without limiting any of the foregoing, the benefit of prepaid expenses relating to the Purchased Assets whether or not reflected on the Balance Sheet (collectively, the “Prepaid Expenses”);

(n)	Telephone Numbers. All telephone and facsimile numbers and other communications numbers, address and points of contact of the Business;
(o)
Customer, Patient and Supplier Files. All customer, patient and supplier lists, records, files, and contact details and telephone numbers of the Business whether in hard copy or electronic readable format;

(p)
Goodwill. All goodwill relating to the Business, together with the exclusive right for the Purchaser to represent itself as carrying on the Business in succession to the Vendor and the right to use any words indicating that the Business is so carried on;

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(q)	Warranty Rights. All warranty rights accruing to the Vendor;
(r)	Purchased Shares. All of the issued and outstanding shares in the capital of 3371727 (the “Purchased Shares”).
2.2	Excluded Assets
Notwithstanding anything in the foregoing Section 2.1, the Purchased Assets shall not include any of the following property and assets (collectively, the “Excluded Assets”) and the Purchaser shall in no way be construed to acquire any interest in any of the following:
(a)	Taxes. All refundable or creditable Taxes of the Vendor, including income taxes, sales taxes, and GST (or the right to receive such refunds or credits);
(b)	Investments. All investments of the Vendor in marketable or other securities;
(c)	Inter-Company Debt. All indebtedness of any Affiliate of the Vendor (other than 3371727) to the Vendor;
(d)	Insurance. All property and public liability insurance policies of the Vendor and all claims and rights thereunder;
(e)	Corporate Records. All minute books, share certificate books, corporate seals and other corporate records of the Vendor;
(f)	Personnel Records. All personnel records and other records that the Vendor is required by Applicable Law to retain, provided that the Purchaser shall be provided with copies thereof;
(g)	Employee Plans. Subject to Section 7.7(j), all rights in connection with the assets of the Employee Plans; and
(h)	Other. Accrued deferred compensation payable, retirement accounts and other similar items accruing to the Vendor, that are not included as a Current Asset in the Closing Balance Sheet.
If any of the Excluded Assets or any proceeds in respect thereof shall at any time come into the possession of or under the control of the Purchaser or any of its employees, officers or agents, such assets and/or proceeds, as applicable, shall be held by the Purchaser in trust for the benefit of the Vendor. Within ten (10) Business Days from the date on which the Purchaser or any of its employees, officers or agents, come into possession of or obtain control over any of such assets and/or proceeds, as applicable, the Purchaser shall by notice in writing delivered to the Vendor in accordance with the provisions hereof, so advise the Vendor. The Purchaser shall have a duty to forthwith account and deliver over to the Vendor any of such assets and/or proceeds, as applicable.

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ARTICLE 3 — PURCHASE PRICE
3.1 Purchase Price
Subject as hereinafter provided, the purchase price (the “Purchase Price”) payable by the Purchaser to the Vendor for the Purchased Assets shall be $28,625,000.00.
3.2	Satisfaction of Purchase Price and other Closing Payments
At the Time of Closing, the Purchaser shall satisfy the amount set forth in Section 3.1 as follows:
(a)
part of the Purchase Price shall be paid by the Purchaser as directed by Vendor to the creditors of the Vendor disclosed pursuant to compliance with Section 4(1) of the Bulk Sales Act (Ontario) and to such other Persons to whom payments are required to be made at Closing;

(b)	the amount of $1,000,000 of the Purchase Price (the “Escrow Amount”) shall be paid by the Purchaser to the Escrow Agent to be held in accordance with the terms of the Escrow Agreement; and
(c)	the balance of the Purchase Price shall be paid by the Purchaser to the Vendor or as it may direct.
3.3	Assumption of Certain Liabilities by the Purchaser
Subject to the provisions of this Agreement, the Purchaser agrees to assume, pay, satisfy, discharge, perform and fulfill, from and after the Time of Closing, the following liabilities and obligations (the “Assumed Liabilities”) and no others:
(a)
the liabilities and obligations of the Vendor that arise from and after the Effective Time under Vendor Contracts (including purchase and sales orders) which were entered into by the Vendor in the ordinary course of conducting the Business prior to the Closing Date other than any liabilities or obligations arising out of or relating to a breach that occurred prior to the Effective Time. For greater certainty, the Purchaser shall not assume or be liable for any liabilities and obligations of the Vendor that have accrued, even if not due, or become outstanding or otherwise relate to events that have occurred prior to the Closing Date;

(b)
any liabilities or obligations of the Vendor under written warranty agreements given to customers in the ordinary course of business prior to the Closing Date other than any liabilities or obligations arising out of or relating to a breach of such warranty agreement that occurred prior to the Effective Time; and

(c)	accrued and unused or unpaid vacation rights of the Employees in connection with the Business as reflected on the Closing Balance Sheet.

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3.4	Excluded Liabilities
The Purchaser shall not assume, pay, satisfy, discharge, perform or fulfil and the Vendor shall be solely responsible for all other liabilities and obligations of the Vendor whether related to the Business and the Purchased Assets or otherwise (the “Excluded Liabilities”). For greater certainty, the Vendor shall be responsible for all of its liabilities that are not Assumed Liabilities.
3.5	Purchase Price Adjustments at Closing
(a)
For the purposes of determining the amount of applicable Excluded Liabilities, any rents, reality taxes including local improvement rates, unmetered public or private utility charges and unmetered cost of fuel, as applicable, and other applicable items shall be apportioned on the basis that the Vendor will be responsible for a portion of the total of such amounts for the calendar year in which the Closing Date occurs in the ratio that the number of days in such calendar year up to and including the Closing Date bears to 365. If any such amount has not been finally determined as of the Closing Date, then the amount estimated and charged by the applicable payee, or in the absence of such estimate the amount paid for the preceding calendar year, shall be used to calculate such prorations. The aggregate pro rated amount shall be an adjustment to the amount of cash due from the Purchaser to the Vendor at the Closing. The parties shall readjust any such amounts within ten (10) business days following a request by either party based on the actual amount of such item.

(b)
For the purposes of making a preliminary determination of the Net Current Asset Adjustment Amount, on the day prior to the Closing Date, the Vendor shall provide a pro forma balance sheet reflecting (i) Current Assets as reflected in the Accounting Records on the day prior to the Closing Date, and (ii) a reasonable accrual for Assumed Liabilities. Based on the foregoing pro forma balance sheet, the parties acting reasonably will determine an estimated Net Current Asset Adjustment Amount which, only if positive, shall be an adjustment to the amount of cash due from the Purchaser to the Vendor at the Closing.

(c)
Following the Closing Date, the parties shall make an adjustment (the “Returns Reserve Adjustment”) reflecting the impact on the Returns Reserve of any product sale of Vendor that is (i) returned after the Closing Date and within 45 days of the relevant sale and (ii) returned to the manufacturer by the Purchaser prior to the expiry of the manufacturer’s return warranty period. To the extent that any portion of the Returns Reserve remains unutilised after the expiry of 180 days following the Closing Date, then such surplus shall be a Returns Reserve Adjustment and the Purchaser shall pay such amount to the Vendor as an adjustment to the Purchase Price. To the extent that product returns as set out above result in the Returns Reserve being insufficient to satisfy all such returns, then any such deficiency shall be a Returns Reserve Adjustment and shall be paid by the Vendor to the Purchaser as an adjustment to the Purchase Price. The parties shall readjust any such amounts within ten (10) business days following a request by either party based on the actual amount of such item.

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3.6	Net Asset Adjustment to Purchase Price
(a)	For the purposes hereof:
(i)
“Net Current Asset Amount” means the amount, as of the relevant time, calculated by subtracting the amount of accrued Assumed Liabilities as of that date and the Returns Reserve from the value of the Current Assets as of that date, all as set out in the Closing Balance Sheet.

(ii)	“Net Current Asset Adjustment Amount” (which may be a positive or negative number) will be equal to the amount determined by subtracting the Net Current Asset Amount from the amount of $3,000,000.00.
(b)
The Vendor shall prepare the Closing Balance Sheet and shall then determine the Net Current Asset Amount as of the Effective Time. The Vendor shall deliver the Closing Balance Sheet and its determination of the Net Current Asset Amount to the Purchaser after forty-five (45) days but within sixty (60) days following the Closing Date.

(c)
If within thirty (30) days following delivery of the Closing Balance Sheet and the Net Current Asset Amount calculation, the Purchaser has not given the Vendor written notice of its objection as to the Net Current Asset Amount calculation (which notice shall state the basis of the Purchaser’s objection), then the Net Current Asset Amount calculation by the Vendor shall be binding and conclusive on the parties and shall be used in computing the Net Current Asset Adjustment Amount.

(d)
If the Purchaser duly gives the Vendor such notice of objection, and if the Purchaser and the Vendor fail to resolve the issues outstanding with respect to the Net Current Asset Amount calculation within thirty (30) days of the Vendor’s receipt of the Purchaser’s objection notice the Vendor and the Purchaser shall submit the issues remaining in dispute to PriceWaterhouse Coopers, Toronto (the “Independent Accountants”) for resolution. If issues are submitted to the Independent Accountants for resolution, (i) the Vendor and the Purchaser shall furnish or cause to be furnished to the Independent Accountants such working papers and other documents and information relating to the disputed issues as the Independent Accountants may request and are available to that party or its agents and shall be afforded the opportunity to present to the Independent Accountants any material relating to the disputed issues and to discuss the issues with the Independent Accountants; (ii) the determination by the Independent Accountants, as set forth in a notice to be delivered to both the Vendor and the Purchaser within sixty (60) days of the submission to the Independent Accountants of the issues remaining in dispute, shall be final, binding and conclusive on the parties and shall be used in the calculation of the Net Current Asset Amount; and (iii) the unsuccessful party in respect of the aggregate of the issues in dispute shall bear the fees and costs of the Independent Accountants for such determination.

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(e)
If the Net Current Asset Adjustment Amount is positive, the Net Current Asset Adjustment Amount shall be paid by wire transfer by the Vendor to an account specified by the Purchaser. If the Net Current Asset Adjustment Amount is negative, the Net Current Asset Adjustment Amount shall be paid by wire transfer by the Purchaser to an account specified by the Vendor. Such payment shall be made within three (3) business days after the calculation of the Net Current Asset Amount becomes binding and conclusive on the parties pursuant to this Section 3.6. For greater certainty, any amounts paid under this paragraph (e) by the Purchaser or the Vendor, as applicable, shall be considered an adjustment to the Purchase Price.

3.7	Allocation of Purchase Price
The Purchase Price shall be allocated among the Purchased Assets in the manner specified in Schedule 3.7. The Purchaser and the Vendor agree to be bound by such allocation and to report the purchase and sale of the Purchased Assets for all federal, provincial and local Tax purposes in a manner consistent with such allocation.
3.8	ETA Election
The Purchaser and the Vendor shall elect jointly under subsection 167(1) of the ETA, in the form prescribed for the purposes of that provision, in respect of the sale and transfer hereunder of the Purchased Assets, and the Purchaser shall file such election with the Canada Revenue Agency on or before the time specified in subsection 167(1.1) of the ETA for this purpose.
3.9	ITA Elections
(a)
The Purchaser and the Vendor agree to make and file, in a timely manner, a joint election to have the rules in section 22 of the ITA, and any equivalent or corresponding provision under applicable provincial or territorial tax legislation, apply in respect of the Accounts Receivable that are the subject of that election and shall designate therein that portion of the Purchase Price allocated to the Accounts Receivable that are the subject of such election in accordance with the procedures set out in Section 3.7 of this Agreement as consideration paid by the Purchaser to the Vendor.

(b)
The Purchaser shall jointly elect with the Vendor in accordance with proposed subsection 56.4(7) of the ITA to have the provisions of proposed subsection 56.4(5) of the ITA apply to the restrictive covenants granted by the Vendor in the Non-Competition Agreement. The Purchaser shall jointly elect with HearUSA, and the Vendor shall cause HearUSA to so elect, in accordance with proposed subsection 56.4(7) of the ITA to have the provisions of proposed subsection 56.4(5) of the ITA apply to the restrictive covenants granted by HearUSA in the Non-Competition Agreement. Each of the foregoing elections shall be filed in the manner and within the time prescribed in proposed subsection 56.4(14) of the ITA.

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3.10	Transfer Taxes
The Purchaser shall be liable for and shall pay all federal and provincial sales taxes (including any GST, retail sales taxes and land transfer taxes) and all other similar taxes, duties, fees or other like charges of any jurisdiction payable in connection with the purchase of the Purchased Assets. For greater certainty, the Vendor shall be responsible for all income taxes payable by the Vendor as a result of the transactions contemplated herein.
ARTICLE 4 — REPRESENTATIONS AND WARRANTIES
OF THE VENDOR
The Vendor represents and warrants, as of the date hereof, to the Purchaser with respect to the Vendor and 3371727 as follows, and the Vendor acknowledges that the Purchaser is relying on such representations and warranties in connection with its purchase of the Purchased Assets.
4.1	Organization
(a)
Each Company is a company validly existing under the laws of Canada and has the corporate power to own or lease its property and to carry on the Business as now being conducted by it and to execute and deliver and perform its obligations under this Agreement.

(b)	HearUSA is a company validly existing under the laws of Delaware and has the corporate power to execute and deliver and perform its obligations under this Agreement.
4.2	Authorization and Enforceability
(a)	All necessary corporate action has been taken by each of the Companies and HearUSA to authorize the execution and delivery by it of, and the performance of its obligations under, this Agreement.
(b)
This Agreement has been duly executed and delivered by each Company and HearUSA and constitutes a legal, valid and binding obligation of each of them, enforceable against each of them by the Purchaser in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency and other laws affecting the rights of creditors generally and except that equitable remedies may only be granted in the discretion of a court of competent jurisdiction.

4.3	Business and Affairs of 3371727
(a)
The authorized, issued and outstanding capital of 3371727 is as described on Schedule 4.3(a). The Vendor is, and at the Time of Closing will be, the registered and beneficial holder of the Purchased Shares with good and marketable title thereto, free and clear of all Encumbrances. There are no rights, subscriptions, warrants, options, conversion rights, calls, commitments or plans or agreements of any kind outstanding that would enable any person to purchase or otherwise acquire any shares or other securities of 3371727, including any securities convertible into or exchangeable or exercisable for shares or other securities of 3371727.

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(b)
The only assets of 3371727 are Cash and Accounts Receivable of 3371727 and those 3371727 Contracts expressly described in Schedule 4.3(b). The only liabilities of 3371727 are accounts payable in an amount not in excess of the Cash and Accounts Receivable of 3371727, and liabilities and obligations of 3371727 that will arise from and after the Effective Time under 3371727 Contracts which were entered into by 3371727 in the ordinary course of conducting the Business prior to the Closing Date.

4.4	Corporate Records of 3371727
The minute books of the 3371727 contain true, correct and complete copies of its charter documents, and its by-laws. The minutes of meetings of its board of directors and every committee thereof and of its shareholders, including written resolutions of its directors and shareholders and the share certificate book, register of shareholders, register of transfers and register of directors and officers of the Corporation are complete and accurate in all material respects.
4.5	Tax Matters
(a)	Tax Matters of 3371727
(i)
Tax Returns of 3371727. 3371727 has duly and timely filed all Tax Returns required to be filed by it with the appropriate Tax Authority. Each such Tax Return is correct and complete. 3371727 is not required to make any filing in respect of Taxes in any jurisdiction outside Canada.

(ii)
Payment of Taxes. 3371727 has duly and timely paid all Taxes, including all instalments on account of Taxes and all Taxes assessed or reassessed by any Tax Authority, that are due and payable by it. Adequate provision has been made in the Existing Balance Sheets for all Taxes owing by 3371727 that relate to periods ending on or prior to March 28, 2009, whether or not reflected in the Tax Returns of 3371727. Adequate provision will also be made in the Closing Balance Sheet for all Taxes owing by 3371727 that relate to periods ending on or prior to the Closing Date. The provisions for Taxes reflected in the Existing Balance Sheets and Closing Balance Sheet are, or will be, as applicable, sufficient to cover all liabilities for Taxes of 3371727, whether or not assessed, reassessed or disputed, or that will accrue and be owing in respect of its operations and property during the periods covered by such Existing Balance Sheets and Closing Balance Sheet. For greater certainty, except to the extent reflected in the provisions for Taxes in the Existing Balance Sheets and Closing Balance Sheet, 3371727 is not liable, or will not be liable, as applicable, for any Taxes or for the payment of any instalments in respect of Taxes due in respect of its current taxation year.

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(iii)
Assessments and Reassessments. Except as disclosed in Schedule 4.5, all Tax Returns required to be filed by 3371727 for periods ending on or prior to the Closing Date have been assessed by the relevant Tax Authority as filed and notices of assessment have been issued to 3371727 by the relevant Tax Authority. No notice of reassessment for Taxes has been issued to 3371727 by a Tax Authority for periods ending on or prior to the Closing Date except as disclosed in Schedule 4.5. 3371727 is not in the process of negotiating any proposed assessment or reassessment with any Tax Authority. 3371727 has not received any indication from any Tax Authority that an assessment or reassessment is proposed in respect of any Taxes or Tax Returns, regardless of its merits. To the knowledge of the Vendor, there are no inquires, audits, investigations, disputes, objections, appeals or other proceedings either in progress, pending or threatened against 3371727 in connection with any Taxes or Tax Return.

(iv)
Extensions of Time. 3371727 has not requested, offered to enter into, or entered into, any agreement or other arrangement, or executed any waiver, providing for any extension of time within which (i) to file any Tax Return covering any Taxes for which 3371727 is or may be liable; (ii) to file any elections, designations or similar filings relating to Taxes for which 3371727 is or may be liable; (iii) 3371727 is required to pay or remit Taxes or amounts on account of Taxes; or (iv) any Tax Authority may assess or collect Taxes for which 3371727 is or may be liable.

(v)
Withholdings. 3371727 has duly and timely withheld all Taxes and other amounts required by Applicable Law to be withheld by it, including Taxes and other amounts required to be withheld by it in respect of any amount paid or credited or deemed to be paid or credited by it to or for the account or benefit of any Person, including any employees, officers or directors and any non-resident Person, and has duly and timely remitted to the appropriate Tax Authority such Taxes and other amounts required by Applicable Law to be remitted by it.

(vi)
Collection and Remittance of GST, Harmonized Sales Tax and Provincial Sales Tax. 3371727 has duly and timely self-assessed and collected all amounts on account of any sales or transfer taxes, including goods and services, harmonized sales and provincial sales taxes, required by Applicable Law to be self-assessed or collected by it, and has duly and timely remitted to the appropriate Tax Authority any such amounts required by Applicable Law to be remitted by it.

(b)	Tax Matters of Vendor
The Vendor has paid all Taxes, including all instalments on account of Taxes for the current year, that are due and payable by it, as well as all professional fees incurred in connection with such Taxes, which are capable of forming or resulting in an Encumbrance (other than a Permitted Encumbrance) on the Purchased Assets or the Business or which could become a liability or obligation of the Purchaser. To the knowledge of the Vendor there are no inquiries, audits, investigations, disputes, objections, appeals or other proceedings either in progress, pending or threatened in connection with any Taxes in respect of the Business or the Purchased Assets.

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4.6 Residency of Vendor
The Vendor is not a non-resident of Canada for the purposes of the ITA.
4.7	No Violation
(a)
The execution and delivery of this Agreement by each Company and HearUSA and, subject to Section 4.8, the consummation of the transactions herein provided for will not result in a breach or violation of any of the provisions of, or constitute a material default under, or conflict with or cause the acceleration of any obligation of such Company under: (i) any Contract listed on Schedules 2.1(b) and 4.3(b); (ii) any provision of the constating documents or by-laws or resolutions of the board of directors (or any committee thereof) or shareholders of such Company; (iii) any Permit referred to on Schedule 2.1(g); or (iv) any Applicable Law.

(b)
The execution and delivery of this Agreement by each Company and the consummation of the transactions herein provided for will not result in the creation or imposition of any Encumbrance on any of the Purchased Assets.

4.8	Consents and Approvals
(a)
Except as described in Schedule 4.8(a), there is no requirement for any Company to make any filing with, give any notice to or obtain any Permit from any Authority as a condition to the lawful consummation of the transactions contemplated by this Agreement, other than those which relate solely to the identity of the Purchaser or the nature of any business carried on by the Purchaser.

(b)
There is no requirement under any Contract listed in Schedules 2.1(b) and 4.3(b) or under any Lease listed in Section 2.1(c) to give any notice to, or to obtain the consent or approval of, any party to such agreement, instrument or commitment relating to the consummation of the transactions contemplated by this Agreement, except for the notifications, consents and approvals described in Schedule 4.8(b).

4.9	Accounts Receivable
All Accounts Receivable that are reflected on the Closing Balance Sheet or on the Accounting Records of the Vendor as of the Closing Date represent or will represent valid obligations arising from sales actually made or services actually performed by the Vendor in the ordinary course of business. Except to the extent paid prior to the Closing Date, such Accounts Receivable are or will be as of the Closing Date current and collectable net of the respective reserves shown on the Closing Balance Sheet (which reserves are adequate and calculated consistent with past practice and will not represent a Material Adverse Effect in the composition of such Accounts Receivable in terms of aging). Subject to such reserves, each of such Accounts Receivable either has been or will be collected in full, without any set off within one hundred eighty (180) days after the day on which it first becomes due and payable. There is no contest, claim, defence or right of set off, other then returns in the ordinary course of business of the Vendor, under any Contract with any account debtor of an Account Receivable relating to the amount or validity of such Account Receivable.

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4.10	Inventories
All items included in the Inventories consist of a quality and quantity useable and saleable in the ordinary course of business of the Vendor, except for obsolete items and items of below-standard quality, all of which shall be written off or written down to net realizable value in the Closing Balance Sheet or in the Accounting Records of the Vendor as of the Closing Date, as the case maybe. The Vendor is not in possession of any inventory not owned by the Vendor, including goods already sold. All of the Inventories have been valued at the lower of cost or net realizable value on a first in, first out basis. Inventories now on hand that were purchased after the date of the Existing Balance Sheets were purchased in the ordinary course of business of the Vendor at a cost not exceeding market prices prevailing at the time of purchase. The quantities of each item of Inventories are not excessive but are reasonable in the present circumstances of the Business.
4.11	Title to Personal and other Property and Sufficiency of Assets
The Purchased Assets are owned beneficially by the Vendor with good title thereto, free and clear of all Encumbrances, other than Permitted Encumbrances. The Purchased Assets constitute all the assets sufficient for the Purchaser to operate the Business in the manner presently operated by the Vendor, except as contemplated by the HearUSA License and the Support Agreement.
4.12	No other Agreement to Purchase
No person other than the Purchaser has any written or oral agreement or option or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement or option for the purchase or acquisition from the Vendor of any of the Purchased Assets other than pursuant to purchase orders accepted by the Vendor for products in the ordinary course of business.
4.13	Location of Real Property
Schedule 4.13 sets forth the addresses and area descriptions of the Leased Property. Neither Company owns any real property, and neither of them leases any real property other than the Leased Property.
4.14	Leased Property
(a)
Neither Company is a party to any lease or agreement to lease in respect of any real property, whether as a lessor or lessee, in connection with the Business, other than the Leases. The Leases are in good standing and in full force and effect and there are no existing defaults in respect of any covenants, conditions or obligations contained in the Leases, except where such breach would not, individually or in the aggregate with any other such breaches, have a Material Adverse Effect.

(b)
Use of the Leased Property for the various purposes for which it is presently being used is permitted as of right under the Leases, and to the knowledge of the Vendor all applicable zoning legal requirements. To the knowledge of the Vendor, all Leased Property, including any improvements thereto are in compliance with all applicable legal requirements, including those pertaining to zoning, building and the disabled, are in good repair and in good condition, ordinary wear and tear accepted, and are free from latent and patent defects.

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(c)	To the knowledge of the Vendor, the Leased Property has not been taken or expropriated by any Authority, nor has any written notice in respect thereof been received by the Vendor.
(d)
To the knowledge of the Vendor, the Leased Property has adequate rights of ingress and egress for the operation of the Business in the ordinary course by a reasonable and prudent owner and operator of the Business.

(e)
The Vendor has not received any written notice, and to the knowledge of the Vendor, is not aware, of any special assessments or levies (including local improvement charges) on account of on or off site municipal services constructed to service the Leased Property. All amounts due and owing by the Vendor to any Authority in respect of the Leased Property have been paid.

(f)
The Vendor has not received from any Authority having jurisdiction any written notice or other information which would show that any of the buildings and other installations or improvements on the Leased Property are or will become subject to any outstanding work order or notice of defect or non-compliance from any Authority.

(g)
Notwithstanding anything contained in this Agreement, in cases where the rights and benefits of the Vendor to any of the Leased Properties arise out of a sublease, the Vendor makes no representations regarding the force and effect of the head lease, the compliance of the sublandlord with the terms and conditions of such head leases, or to any default existing under such head leases which may result in the cancellation or disclaimer of the related Leases. Subject to the foregoing, the Vendor has not received any written notice in respect of any defaults under any such head leases.

4.15	Compliance with Laws; Permits
Each Company has complied in all material respects with all Applicable Laws (save and except for Environmental Laws, the compliance of which is dealt with in Section 4.19 hereto). Schedule 2.1(g) sets out a complete and accurate list of all Permits held or granted to each Company, which Permits are all those necessary for the operation of the Business as currently conducted. All such Permits are valid, subsisting and in good standing and the Vendor is not in default or breach of any Permit, except where such default or breach would not have a Material Adverse Effect and, to the knowledge of the Vendor, no proceeding is pending or threatened to revoke or limit any Permits.

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4.16	Litigation
Except as described in Schedule 4.16, there are no applications, orders, actions, suits, proceedings, audits, investigations or complaints (whether or not purportedly on behalf of a Company) pending or, to the knowledge of the Vendor, threatened, at law or in equity or before or by any Authority affecting the Business, the Purchased Assets or the business and assets of 3371727.
4.17	Contracts
Schedules 2.1(b) and 4.3(b), respectively, set out a complete list of the Vendor Contracts and 3371727 Contracts that will extend over a period of thirty (30) days or involve consideration in excess of $5,000 and are necessary to operate the Business as at the date hereof. The Vendor has made available to the Purchaser complete copies of such Vendor Contracts. Except as disclosed in Schedule 2.1(b), all such Vendor Contracts are in good standing and in full force and effect and no default has occurred thereunder, and, to the knowledge of the Vendor, no event, condition or occurrence exists which, after notice or lapse of time or both, would constitute a default thereunder, except in each case where such default would not, individually or in the aggregate with all such other defaults, have a Material Adverse Effect.
4.18	Insurance
The Vendor has all of its property and assets insured against loss or damage by all insurable hazards or risks on a replacement cost basis and such insurance coverage will be continued in full force and effect as of the Time of Closing. Copies of all applicable policies of insurance have been provided by the Vendor to the Purchaser, a list of which is included in Schedule 4.18.
4.19	Environmental
Except as disclosed in Schedule 4.19 (or the relevant portion thereof where so indicated below):
(a)
Except as described in Section 4.19(a) of Schedule 4.19, to the knowledge of the Vendor, the Business and all operations on the Leased Property are in material compliance with Environmental Laws, and, to the knowledge of the Vendor, there are no orders under or pursuant to Environmental Laws by any Authority issued or pending with respect to the Leased Property.

(b)
To the knowledge of the Vendor, the Vendor has all material Environmental Permits required under Environmental Laws for the operation of the Business, all of which are described in Section 4.19(b) of Schedule 4.19, other than any Environmental Permits included in the Excluded Assets. To the knowledge of the Vendor, each such Environmental Permit is valid, subsisting and in good standing, and the Vendor is not in default or breach of any such Environmental Permit.

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(c)
Except as disclosed in Section 4.19(c) of Schedule 4.19, to the Vendor’s knowledge, there are no underground storage tanks at any Leased Property that could give rise to any claims against or obligations or liabilities for the Vendor under Environmental Laws. To the knowledge of the Vendor, the Vendor has not removed, closed or abandoned any underground storage tanks at the Leased Property in a manner that could give rise to any claims against or obligations or liabilities for the Vendor under Environmental Laws, and, to the Vendor’s knowledge, any and all underground storage tanks that have been removed from the Leased Property have been removed or closed in accordance with all Environmental Laws.

4.20	Intellectual Property
Schedule 2.1(k) sets out all registered or pending Intellectual Property as of the Time of Closing (including the HearUSA Licence but excluding commonly available software programs with an individual value of less than $500 under which either Company is the licensee) owned or used by the Vendor in connection with the Business, which Intellectual Property is all that is necessary for the operation of the Business as currently conducted. The Vendor is the beneficial owner of or has the right to use such Intellectual Property, without payment to any third party, and, except as set out in Schedule 4.8(b), is not bound by any contract whatsoever that limits or impairs its ability to sell, transfer, assign or convey, or that otherwise affects such Intellectual Property. The Vendor has not granted any interest in or right to use all or any portion of such Intellectual Property to any other person. The Vendor has not received any notice that the use of the Intellectual Property infringes upon or breaches any industrial or intellectual property rights of any other person.
4.21	Labour Relations and Collective Agreements
None of the employees of the Companies is represented by a trade union or any other employee association or organization. To the knowledge of the Vendor, other than as disclosed in Schedule 4.21, there are not any current attempts to organize or establish any trade union or employee association with respect to any Employees of the Companies, nor is there any certification of any such union with regard to a bargaining unit. There are no applications for certification pending and no pending or outstanding applications, proceedings or orders of any labour relations board or similar court, tribunal or board concerning any of the Employees. To the knowledge of the Vendor, there are no threatened applications to be brought before any labour relations board or similar court, tribunal or board concerning the Employees. Except as disclosed in Schedule 4.21, there are no outstanding grievances or arbitration proceedings and there are no unsatisfied arbitration awards to which the Vendor is a party. There are no grievances against the Vendor of which it has received written notice under any collective agreement, other than as disclosed in Schedule 4.21.
4.22	Employees
(a)
Schedule 4.22 contains a complete and accurate list of all individuals by employee number who are full-time, part-time or casual employees or individuals engaged on contract to provide employment or consulting services to a Company in connection with the Business (the “Employees”) as of March 31, 2009 specifying the length of hire, title or classification and rate of salary or hourly pay and commission or bonus entitlements (if any) for each such Employee. The Purchaser agrees to keep such employee information confidential.

(b)
All employment, management and consulting Contracts pursuant to which Employees have been engaged by each Company are set out in Schedule 2.1(b) and, except as disclosed in Schedule 2.1(b), there are no incentives or special compensation arrangements, contracts or agreements with respect to any Employees of the Companies.

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(c)
Each Company has duly and timely made all deductions (including Tax deductions) required by Applicable Law or by Contract to be made from employee wages, salaries or benefits relating to a period ending on or prior to the Closing Date and has duly and timely remitted the amounts deducted and all related employer contributions required to the appropriate, insurers and Authorities for all periods ending on or prior to the Closing Date.

(d)	Each Company is in compliance in all material respects with all applicable Employment Legislation.
(e)
To the knowledge of the Vendor, there are no circumstances, claims or frequency of claims which may expose the Purchaser to any charges or assessments on account of workplace safety and insurance or workers’ compensation, other than the standard charges or assessments for the rate group and classification of the Business.

(f)
Except as disclosed in Schedule 4.22, no Employee or former Employee of either Company is in receipt of and, to the knowledge of the Vendor, no Employee or former Employee has threatened to make, a claim for any benefits under any weekly indemnity, sickness and accident, long term disability or workers’ compensation plan or arrangement or any other form of disability benefit program. All assessments, penalties, fines, levies, charges, surcharges, Taxes, premiums or other amounts due and payable and relating to any disability insurance arising on or prior to the Closing Date or relating to a period ending on or prior to the Closing Date have been or will be paid by a Company on or prior to the Time of Closing.

(g)	Other than as disclosed in Schedule 4.22, there are no complaints, applications, investigations, orders, prosecutions or proceedings against either Company under the Pay Equity Act (Ontario).
(h)
Any unpaid Taxes, penalties, interest or other amounts due under the Employer Health Tax Act (Ontario) and payable by any of the Companies on or prior to the Closing Date or relating to a period ending on or prior to the Closing Date have been paid or will be paid by such Company on or prior to the Time of Closing. Each Company is in compliance with the Employer Health Tax Act (Ontario).

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4.23	Employee Plans
(a)
Schedule 4.23 identifies each retirement, pension, supplemental pension benefit, bonus, stock purchase, profit sharing, stock option, deferred compensation, severance or termination pay, insurance, medical, hospital, dental, vision care, drug, sick leave, disability, salary continuation, legal benefits, unemployment benefits, vacation, pay equity, incentive or other compensation plan or arrangement or other employee benefit which is maintained, or otherwise contributed to or required to be contributed to, by the Vendor for the benefit of Employees (the “Employee Plans”). Each Employee Plan has been maintained, administered and funded in material compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations that are applicable to such Employee Plan. The Vendor has made available to the Purchaser summaries or current and complete copies of all Employee Plans.

(b)
All material obligations of each Company required to be performed in connection with the Employee Plans established therefor up to the date hereof have been performed, and there are no outstanding defaults or violations by any party thereto. There have been no improper withdrawals, applications or transfers of assets from any Employee Plans.

(c)
All required contributions and/or premiums to be made under the Employee Plans have been fully paid to the date hereof in a timely fashion in accordance with the terms of that Employee Plan and all Applicable Law, and no Taxes, penalties or fees are owing or eligible under any Employee Plans.

(d)
There are no outstanding actions, suits or claims pending or, to the knowledge of the Vendor, threatened concerning the assets held in respect of the Employee Plans (other than routine claims for the payment of benefits submitted by members or beneficiaries in the normal course), and there is no litigation, legal action, suit, investigation, claim, counterclaim or proceeding pending or, to the knowledge of the Vendor, threatened concerning the Employee Plans.

(e)
To the knowledge of the Vendor, no written or oral representations or promises have been made to the Employees to establish new employee plans or to increase the benefits under the existing Employee Plans.

4.24	Balance Sheets
The Existing Balance Sheets fairly present (and the Closing Balance Sheet will fairly present) in all material respects the financial condition of the Vendor as at the respective dates of such balance sheets, all in accordance with GAAP. The Existing Balance Sheets and the Closing Balance Sheet reflect and will reflect the consistent application of such accounting principles through out the periods involved. The Existing Balance Sheets and the Closing Balance Sheet have been and will be prepared from and are in accordance with the Accounting Records of the Vendor. The Vendor has also delivered to the Purchaser copies of all letters from the Vendor’s accountants to the Vendor, HearUSA, or the board of directors or audit committee of either of them, in connection with or relating to the financial condition and results from operations, Accounting Records, Books and Records, or financial statements of the Vendor, during the five (5) years preceding the execution of this Agreement, together with copies of all responses thereto.

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4.25	Books and Records
The Books and Records, all of which have been made available to the Purchaser, are complete and correct in all material respects and represent actual, bona fide transactions and have been maintained in accordance with sound business practices, including the maintenance of an adequate system of internal controls. The minute books of the Vendor, all of which have been made available to the Purchaser, contain accurate and complete records in all material respects of all meetings held, and corporate action taken, by the shareholders, the board of directors and committees of the board of directors, and no meeting of any shareholders, board of directors or committee has been held for which minutes have not been prepared or are not contained in such minute books.
4.26	No Undisclosed Liabilities
The Vendor has no liability that would be required to be reflected or reserved against in a balance sheet prepared in accordance with GAAP, except for liabilities reflected or reserved against in the Existing Balance Sheets and current liabilities incurred in the ordinary course of business of the Vendor since the respective dates of the Existing Balance Sheets.
4.27	Ordinary and Normal Course
Since December 27, 2008, the Business has been carried on in the ordinary and normal course, consistent with past practice, and there has been no Material Adverse Effect.
4.28	No Bankruptcy or Insolvency
None of the Companies is an insolvent person nor has it committed an act of insolvency within the meaning of the Bankruptcy and Insolvency Act (Canada), nor has it taken any steps to have itself declared bankrupt or wound up, reorganized, or to have a receiver appointed over any of its assets.
4.29	Tax Registrations
The Vendor is a registrant for purposes of the ETA whose registration number is 141759308RT0001.
4.30	No Subsidiaries
The Vendor does not own, either as registered or beneficial owner, shares or interests in any other Person, save and except for 3371727. 3371727 does not own, either as registered or beneficial owner, shares or interests in any other Person.
4.31	Brokerage Fees
Neither HearUSA nor either of the Companies has entered into any agreement which would entitle any Person to any valid claim against the Purchaser for a brokers’ commission, finders’ fee or any like payment in respect of the purchase and sale of the Purchased Assets or any other matter contemplated by this Agreement.

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4.32	Bank Accounts
Schedule 4.32 sets out a complete and accurate list and particulars of all bank accounts maintained and operated by the Companies in respect of the Business.
ARTICLE 5 — REPRESENTATIONS AND WARRANTIES
OF THE PURCHASER
The Purchaser represents and warrants to the Vendor as follows and acknowledges and confirms that the Vendor is relying on such representations and warranties in connection with its sale of the Business and the Purchased Assets.
5.1	Organization
The Purchaser is existing under the laws of Ontario and has the corporate power to enter into this Agreement and to perform its obligations hereunder.
5.2	Authorization
All necessary corporate action has been taken by the Purchaser to authorize the execution and delivery by it of, and the performance of its obligations under, this Agreement. This Agreement has been duly executed and delivered by the Purchaser. This Agreement is a legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser by the Vendor in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency and other laws affecting the rights of creditors generally and except that equitable remedies may only be granted in the discretion of a court of competent jurisdiction.
5.3	No Violation
The execution and delivery of this Agreement by the Purchaser and the consummation of the transactions herein provided for will not result in a material breach or violation of any of the provisions of, or constitute a material default under, or materially conflict with or cause the acceleration of any obligation of the Purchaser under: (i) any material contract or agreement to which the Purchaser is a party or by which it is or its properties are bound; (ii) any provision of the constating documents or by-laws or resolutions of the board of directors (or any committee thereof) or the shareholders of the Purchaser; (iii) any material judgment, decree, order, award, law, statute, ordinance, regulation, rule or by-law of any Authority having jurisdiction over the Purchaser, except where such breach, violation, default, conflict or acceleration would not prevent the Purchaser from fulfilling its obligations under this Agreement.
5.4	Consents and Approvals
There is no requirement for the Purchaser to make any filing with, give any notice to or obtain from any Authority any licence, permit, approval, consent, registration, certificate or other regulatory authorization as a condition to the lawful consummation of the transactions contemplated by this Agreement. There is no requirement under any contract or agreement to which the Purchaser is a party or by which it is bound to give any notice to, or to obtain the consent or approval of, any party to such contract or agreement relating to the consummation of the transactions contemplated by this Agreement, the failure of which to obtain would prevent the Purchaser from fulfilling its obligations under this Agreement.

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5.5	GST Registration
The Purchaser is a registrant for purposes of the ETA whose registration number is 814712824RT0001.
5.6	Brokerage Fees
The Purchaser has not entered into any agreement which would entitle any person to any valid claim against a HearUSA Company for a brokers’ commission, finders’ fee or any like payment in respect of the purchase and sale of the Purchased Assets or any other matter contemplated by this Agreement.
5.7	No Bankruptcy or Insolvency
The Purchaser is not an insolvent person nor has it committed an act of insolvency within the meaning of the Bankruptcy and Insolvency Act (Canada), nor has it taken any steps to have itself declared bankrupt or wound up, reorganized, or to have a receiver appointed over any of its assets.
ARTICLE 6 — SURVIVAL OF COVENANTS,
REPRESENTATIONS AND WARRANTIES
6.1	Survival of Representations and Warranties of the Vendor
The representations and warranties of the Vendor contained in the Article 4 or any other agreement, certificate or instrument delivered pursuant to this Agreement shall survive the Closing for a period of twenty-four (24) months from the Closing Date, except for:
(a)	those matters set out in Sections 4.1, 4.2 and 4.3(a) which shall survive the Closing Date indefinitely;
(b)
the Vendor’s representations and warranties relating to tax matters arising in or in respect of a particular period ending on, before or including the Closing Date shall survive until the Tax Authorities shall no longer be entitled to assess or reassess liability for Taxes against the Vendor or 3371727 for that particular period, having regard, without limitation to any waivers given by the Vendor or 3371727 in respect of any taxation year; and

(c)	fraudulent or willfully false representations and warranties which shall survive indefinitely, and notwithstanding the Closing and any inspection or inquiries made by or on behalf of the Purchaser, shall continue in full force and effect for the benefit of the Purchaser, after which time the Vendor shall be released from all obligations in respect of such representations and warranties except with respect to any Claims asserted by the Purchaser in accordance with Section 10.3 hereof before the expiration, as applicable, of such period.

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6.2	Survival of the Representations and Warranties of the Purchaser
The representations and warranties of the Purchaser contained in this Agreement shall survive the closing of the transactions contemplated herein until the day that is twenty-four (24) months following the Closing Date, and notwithstanding the Closing and any inspection or inquiries made by or on behalf of the Vendor, shall continue in full force and effect for the benefit of the Vendor, after which time the Purchaser shall be released from all obligations in respect of such representations and warranties except with respect to any Claims asserted by the Vendor in accordance with Section 10.3 hereof before the expiration of such period.
6.3	Survival of Covenants
To the extent that they were not required to be or have not been fully performed at or prior to the Time of Closing, and have not been waived, if applicable, the covenants of the Vendor and the Purchaser contained in this Agreement and any document executed or delivered by any party hereto shall survive the Closing of the transactions contemplated herein in accordance with their respective terms.
ARTICLE 7 — OTHER COVENANTS
7.1	Regulatory Approvals
The Vendor shall cooperate with the Purchaser and render all necessary assistance required by the Purchaser in connection with any application, notification or filing of the Purchaser in connection with these transactions.
7.2	Consents and Approvals
Subject to Section 7.10, the Vendor shall use its reasonable commercial efforts to give or obtain, at the Vendor’s own expense, at or prior to the Time of Closing, the notices, consents and approvals described in Schedule 4.8(a) and 4.8(b).
7.3	Bulk Sales Act
The Vendor shall, on or before the Time of Closing, deliver to the Purchaser the statement as to its creditors duly verified by affidavit in compliance with subsection 4(i) of the Bulk Sales Act (Ontario), and shall take such steps as Purchaser may require, acting reasonably, to ensure that adequate provision is made for the immediate payment in full following the Closing of all creditors disclosed in the Vendor’s statement.
7.4	Accounts Receivable Trust Agreement
The parties acknowledge that all bank accounts maintained by the Vendor in connection with the Business are non-transferable. The parties acknowledge and agree that any and all cash deposits made to such bank accounts after the Effective Time shall be received into such accounts for the benefit of and on behalf of the Purchaser, and by the Vendor as bare trustee and agent for the Purchaser. At the Time of Closing, the Vendor and the Purchaser shall each execute and deliver the Accounts Receivable Trust Agreement, and shall perform its obligations thereunder in accordance with its terms.

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7.5	Delivery of Books and Records
At the Time of Closing there shall be delivered to the Purchaser by the Vendor all of the Books and Records. The Purchaser agrees that it will maintain and preserve the Books and Records so delivered to it for a period of eight (8) years from the Closing Date, or for such longer period as is required by any Applicable Law, and will permit the Vendor or its authorized representatives reasonable access thereto in connection with their affairs relating to its matters.
7.6	Corporate Action
On or before the Time of Closing, each of the Companies shall take or cause to be taken all necessary corporate action, steps and proceedings to approve or authorize the transfer of the Purchased Assets to the Purchaser and the execution and delivery of this Agreement and the other agreements and documents contemplated hereby and to cause all necessary meetings of directors and shareholders, as applicable, of each of the Companies to be held for such purpose.
7.7	Employee Matters
(a)
The Vendor agrees to provide the Purchaser with an up-to-date list of the names of the Employees at least two (2) Business Days and not more than four (4) Business Days prior to the Closing Date. The Purchaser agrees that, as soon as practicable following the Effective Time, it shall provide written offers of employment to all Employees on such list effective as at the Effective Time, on terms and conditions of employment substantially similar to, and at least as favourable as, the terms and conditions of employment then applicable to the Employees. Except as provided in this Section 7.7, the Purchaser shall not be obligated to any Employee who refuses the Purchaser’s offer of employment. The Vendor shall approve the written offers of employment prior to the Purchaser providing such letters to the Employees. Such approval by the Vendor shall not be unreasonably withheld or delayed. The Vendor shall render all reasonable assistance to encourage each Employee to accept the Purchaser’s offer of employment.

(b)
The Vendor shall employ all of the Employees set out in Schedule 4.16 until the Time of Closing except for any Employees who prior to the Time of Closing: (i) are terminated for cause; (ii) are terminated with the Purchaser’s consent, which consent shall not be unreasonably withheld; (iii) voluntarily resign; or (iv) retire.

(c)
During the period from March 28, 2009 to the Time of Closing, the Vendor shall not have hired any employees or increased the wages of any Employees, except in the normal course or as required by contract or Applicable Law, or with the written consent of the Purchaser.

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(d)
Within five (5) Business Days following the Closing Date, the Vendor shall settle, and pay to each of the Employees, all salaries, commissions, bonuses, and other amounts that may become payable to or receivable by such Employees for all periods ending on or before the Closing Date, including accumulated vacation not provided for as an Assumed Liability or on the Closing Balance Sheet with pay credits in respect of their employment with the Business or any predecessor of the Business, and all termination and severance payments and benefits claimed by any Employees who do not accept offers of employment made by the Purchaser in accordance with Section 7.7(a).

(e)
The Purchaser shall be solely responsible for, and shall indemnify the Vendor from and against, all salaries, commissions, bonuses and other amounts payable to Employees in relation to any period of employment by the Purchaser and all termination and severance payments and benefits claimed by any Employees who are terminated or permanently laid off by the Purchaser after the Closing Date.

(f)
The Employees shall cease to participate in, accrue benefits under or be covered by the Employee Plans set out in Schedule 7.7(f) (the “Terminated Plans”) as of the Closing Date. Effective on the Closing Date, the Purchaser shall establish employee plans (the “Purchaser Employee Plans”) which shall provide the Employees with benefits that are substantially similar to and no less favourable than those of the Terminated Plans in effect on the day prior to the Closing Date. As of the Closing Date, the Employees shall commence participation in, accrue benefits under and be covered by the Purchaser Employee Plans. In the event that the Purchaser Employee Plans are not established as of the Closing Date, the Purchaser shall advise the Vendor as far in advance of the Closing Date as is possible. In that event, the Vendor will use commercially reasonable efforts to continue the Terminated Plans such that the Employees shall be able to continue to participate in such Terminated Plans for a period not exceeding 60 days from the Closing Date (the “Transition Period”). The Vendor and the Purchaser shall cooperate to facilitate the transition of the member data and history from the Terminated Plans to the Purchaser Employee Plans during the Transition Period. The Purchaser shall be responsible for all administrative and accounting procedures necessary to allow Employees to participate in the Terminated Plans and shall be responsible for and pay all costs and expenses, including premiums, incurred by the Vendor during the Transition Period in connection with such Terminated Plans for the Employees.

(g)
The Purchaser will ensure that evidence of insurability or pre-existing conditions and eligibility periods in respect of the Purchaser Employee Plans are waived. The Purchaser Employee Plans shall honour any deductible, co-payment, coinsurance, or eligible out-of-pocket expenses paid or incurred by the Employees, including with respect to their covered dependants, under the Terminated Plans from the beginning of the current coverage period to the Closing Date, as though such amounts had been paid in accordance with the terms and conditions of the Purchaser Employee Plans.

(h)
The Purchaser Employee Plans shall recognize service and earnings of the Employees as recognized under the Terminated Plans for eligibility and determination of benefits under the Purchaser Employee Plans.

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(i)
The Vendor agrees that it is responsible under the Employee Plans for any non- pension benefit related claims arising in respect of the Employees prior to the Closing Date, in accordance with the terms of such Employee Plans and Applicable Law. The Purchaser agrees that it is responsible for any non-pension benefits related claims arising in respect of the Employees from and after the Closing Date in accordance with the terms of the Purchaser Employee Plans and Applicable Law. For greater certainty, the date on which a benefit claim arose will be:

(i)	in the case of a death claim, the date of death;
(ii)	in the case of extended health care benefits, including, without limitation, dental and medical treatments, the date of treatment;
(iii)	in the case of a claim for drug or vision care benefits, the date the prescription is filled; and
(iv)	in the case of a disability claim, the date on which the disability occurred.
(j)	The Vendor agrees to transfer and assign, and the Purchaser agrees to assume, those Employee Plans specified in Schedule 7.7(j).
7.8	Non-Transferable and Non-Assignable Assets.
To the extent that any of the Purchased Assets or any material assets of 3371727, or any claim, right or benefit arising under or resulting from such assets (collectively, the “Rights”) is not capable of being transferred without the approval, consent or waiver of any third Person, or if the transfer of a Right would constitute a breach of any obligation under, or a violation of, any agreement or any Applicable Law, unless the approval, consent or waiver of such third Person is obtained and remedies such breach or violation, then except as expressly otherwise provided in this Agreement and without limiting the rights and remedies of the Purchaser contained elsewhere in this Agreement, this Agreement shall not constitute an agreement to transfer such Rights unless and until such approval, consent or waiver has been obtained. After the Closing and until all such Rights are transferred to the Purchaser, the Vendor shall respectively:
(a)	maintain its existence and hold the Rights as bare trustee and agent for the Purchaser;
(b)	comply with the terms and provisions of the Rights as bare trustee and agent for the Purchaser at the Purchaser’s cost and for the Purchaser’s benefit;
(c)	cooperate with the Purchaser in any reasonable and lawful arrangements designed to provide the benefits of such Rights to the Purchaser; and
(d)
enforce, at the request of the Purchaser and at the expense and for the account of the Purchaser, any rights of the Vendor arising from such Rights against any third Person, including the right to elect to terminate any such rights in accordance with the terms of such rights upon the written direction of the Purchaser.

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In order that the full value of the Rights may be realized for the benefit of the Purchaser, the Vendor shall, at the request and at the Vendor’s expense and under the direction of the Purchaser, in the name of the Vendor or otherwise as the Purchaser may specify, take all such action and do or cause to be done all such things as are, in the opinion of the Purchaser acting reasonably, necessary or proper in order that the obligations of the Vendor, under such Rights may be performed in such manner that the value of such Rights is preserved and enures to the benefit of the Purchaser, and that any moneys due and payable and to become due and payable to the Purchaser in and under the Rights are received by the Purchaser. The Vendor shall promptly pay to the Purchaser all moneys collected by or paid to it in respect of every such Right.
7.9	Tax Returns
(a)
The Vendor shall at its own expense duly and timely make or prepare all Tax Returns required to be made or prepared by 3371727 and duly and timely file all Tax Returns required to be filed by 3371727 with the appropriate Tax Authority for any period ending before the acquisition of control of 3371727 by the Purchaser for which Tax Returns have not already been filed. Each Tax Return to be prepared and filed in accordance with this Section 7.9 shall be correct and complete. Such Tax Returns shall be subject to reasonable review by the Purchaser.

(b)
The Purchaser shall using commercially reasonable efforts to co-operate with the Vendor in the preparation of any such Tax Returns, including, without limitation, by providing access to any Books and Records or other documents required by the Vendor in order to fully and completely prepare any such Tax Returns or other documentation.

7.10	Leased Property
(a)
The Vendor hereby acknowledges and agrees that it shall be a condition of Closing that, on or before the Closing Date, the Vendor shall obtain the prior written consent to the Assignment of Lease from each landlord in respect of each of the Leased Properties listed in Section 1 of Schedule 4.13 hereto (hereinafter, collectively, the “Principal Sites” and each, individually, a “Principal Site”). The Vendor shall use reasonable commercial efforts to provide the Purchaser with an Estoppel and Consent Certificate for each Principal Site.

(b)
The Vendor further covenants and agrees that, immediately following the Closing Date, the Vendor shall make written requests for the formal written consent of each landlord to the Assignment of Lease in respect of each of the Leased Properties listed in Section 2 of Schedule 4.13 hereto (hereinafter, collectively, the “Non-Assigned Leases” and each, individually, a “Non-Assigned Lease”), and shall also use reasonable commercial efforts to obtain and provide to the Purchaser an Estoppel and Consent Certificate from each landlord in respect of each Non-Assigned Lease. Until such time as such consents have been obtained in respect of the Non-Assigned Leases as aforesaid, the following provisions shall apply:

(i)
The Vendor shall use continuous reasonable commercial efforts, at its sole cost and expense, to obtain and provide to the Purchaser the written consent to the Assignment of Lease, from each landlord for each of the Non-Assigned Leases within twelve (12) months from the Closing Date;

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(ii)
The Non-Assigned Leases shall remain in the name of the Vendor and the Vendor shall hold its interest in the Non-Assigned Leases and the Leased Properties associated therewith in trust as bare trustee for the benefit of the Purchaser and shall deal with such Non-Assigned Leases, and the Vendor’s interest thereunder, as the Purchaser shall in writing reasonably direct;

(iii)
The Vendor shall continue to pay all rent and other payments due and owing by the Vendor, as tenant under the Non-Assigned Leases, and shall continue to observe and perform all of the obligations and covenants of the tenant under such Non-Assigned Leases (including, without limitation, maintenance and repair obligations, and the obligations of the Vendor, as tenant, to maintain insurance as more particularly set out thereunder);

(iv)
The Vendor shall use continuous reasonable commercial efforts to provide the Purchaser with continuous, uninterrupted access to, and the right to use and occupy, those Leased Properties which form the subject of the Non-Assigned Leases, so as to enable the Purchaser to conduct the Business from such Leased Property in the manner consistent, to the greatest extent possible, with the manner in which the Business was conducted by the Vendor prior to the Time of Closing;

(c)
The Purchaser shall use continuous reasonable commercial efforts to cooperate and assist the Vendor, at the Vendor’s reasonable request, to obtain the written consent to the Assignment of Lease from each landlord for each of the Non-Assigned Leases; provided, for greater certainty that the Purchaser shall not be required to incur any out-of-pocket expense in providing such cooperation and assistance.

(d)
In respect of each of the Non-Assigned Leases, the Vendor and the Purchaser shall enter into an interim occupancy agreement (each an “Interim Occupancy Agreement”), as of the Closing Date, substantially in the form annexed hereto as Exhibit F, providing for the terms under which Purchaser will occupy such Leased Property and such additional assurances relating to such Leased Property as may be requested of the Vendor by the Purchaser from time to time, and the Vendor shall take, or cause to be taken, such reasonable actions, either in the Vendor’s name or otherwise as the Purchaser may reasonably require, so as to provide the Purchaser with, and not to deprive the Purchaser of, the right to conduct the Business from each such Leased Property

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(e)
The Vendor shall indemnify and save harmless the Purchaser, and its directors, officers, employees, agents and successors, from and against any Losses suffered or incurred by any of them as a result of the Purchaser being required to vacate any Leased Property that is occupied by the Purchaser under an Interim Occupancy Agreement upon termination of, or interruption or interference with, its use, occupancy and enjoyment of any portion of such Leased Property within a period of twelve (12) months from the Closing Date.

(f)	The obligations of this Section 7.10 shall survive the Closing Date and the said obligations shall not merge but shall remain in full force and effect as of the Closing Date and thereafter.
ARTICLE 8 — CONDITIONS OF CLOSING
8.1	Conditions of Closing in Favour of the Purchaser
The purchase and sale of the Business and the Purchased Assets is subject to the following terms and conditions for the exclusive benefit of the Purchaser, to be performed or fulfilled at or prior to the Time of Closing:
(a)
Representations and Warranties. The representations and warranties of the Vendor contained in this Agreement or any certificate or other document delivered pursuant hereto shall be true and correct at the Time of Closing in all material respects with the same force and effect as if such representations and warranties were made at and as of such time, except for any such representations and warranties that refer to or are expressed to be made as of a specific date, including the date of this Agreement, in which case such representations shall be true and correct in all material respects as of such date, and a certificate executed by the Vendor dated the Closing Date, to that effect shall have been delivered to the Purchaser;

(b)
Covenants. All of the terms, covenants and conditions of this Agreement to be complied with or performed by the Vendor at or before the Time of Closing shall have been complied with or performed in all material respects, and a certificate executed by a senior officer of the Vendor, dated the Closing Date, to that effect shall have been delivered to the Purchaser;

(c)
Regulatory Consents. There shall have been obtained from all appropriate Authorities such consents and approvals as are required to be obtained by the Vendor to permit the change of ownership of the Purchased Assets contemplated hereby, including, without limitation, those described in Schedule 4.8(a);

(d)	Required Contractual Consents. Subject to Section 7.10, the Vendor shall have given or obtained the notices, consents and approvals described in Schedule 4.8(b);
(e)
No Action or Proceeding. No legal or regulatory action or proceeding shall be pending or threatened by any person to enjoin, restrict or prohibit the purchase and sale of the Purchased Assets contemplated hereby or the performance of any party’s obligations in this Agreement;

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(f)
Workplace Safety and Insurance. The Vendor shall provide a clearance certificate or other similar documentary evidence from the Workplace Safety and Insurance Board or similar authority in each jurisdiction where the Vendor carries on the Business certifying that there are no outstanding assessments, penalties, fines, levies, charges, surcharges or other amounts due or owing to those authorities;

(g)	Retail Sales Tax. The Vendor shall deliver to the Purchaser on the Closing Date a certificate issued by the Minister of Finance of Ontario under subsection 6(1) of the Retail Sales Tax Act (Ontario);
(h)
Concurrent Transactions. The transactions set forth under the HearUSA Licence shall be completed in escrow with effect immediately prior to these transactions, such that the Purchaser shall at the Closing acquire by assignment the HearUSA Licence;

(i)
Delivery of Conveyancing Documents. The Vendor shall deliver to the Purchaser all necessary deeds, conveyances, bills of sale, assurances, transfers, assignments and any other documentation reasonably required by the Purchaser to transfer the Purchased Assets to the Purchaser with a good title, free and clear of all Encumbrances, except for Permitted Encumbrances.

(j)
Closing Documents. Without limiting the generality of any other provision of this Section 8.1, the Purchaser shall have received at or before the Time of Closing sufficient duly executed original copies of the following:

(i)
certified copies of resolutions of: (i) the board of directors of HearUSA, (ii) the board of directors of 3371727, and (iii) the board of directors and shareholders of the Vendor, approving the transfer of the Purchased Assets and this Agreement and the transactions contemplated under this Agreement, as applicable;

(ii)
a certificate of an officer of each the Companies confirming the matters contemplated in Section 8.1(a) and confirming that all conditions under this Agreement in favour of the Vendor have been either fulfilled or waived;

(iii)	certificates of incumbency of each of the Companies and HearUSA;
(iv)	certificates of status/compliance of each of the Companies and HearUSA;
(v)	certified copies of the articles of incorporation and by-laws of each of HearUSA and the Companies;
(vi)	share certificates representing the Purchased Shares duly endorsed for transfer;
(vii)	all of the books and records, including minute books and share certificate books of 3371727;

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(viii)	a DVD in containing all data, current as of not more than three (3) Business Days prior to the Closing Date, constituting the Helix Database (as such term is defined in the Support Agreement);
(ix)	the Escrow Agreement executed by the Vendor and the Escrow Agent;
(x)	the Non-Competition Agreement executed by each of HearUSA and the Vendor;
(xi)	the Accounts Receivable Trust Agreement executed by the Vendor and, for the purposes only of its guarantee therein, HearUSA;
(xii)	the Support Agreement executed by HearUSA;
(xiii)	the Assignment of Leases for each of the Principal Sites, each on terms acceptable to the Purchaser, acting reasonably, executed by the Vendor and each applicable landlord;
(xiv)	the Interim Occupancy Agreements, for those Leased Properties that are the subject of Non-Assigned Leases, executed by the Vendor;
(xv)	an assignment of the HearUSA License by the Vendor in favour of the Purchaser, on terms acceptable to the Purchaser acting reasonably.
(xvi)
an opinion dated the Closing Date from counsel for the Companies confirming the matters warranted in subsections 4.1 Organization, 4.2(a) Authorization, 4.2(b) Enforceability of Obligations and 4.3(a) Authorized Capital of 3571727, and of HearUSA confirming the matters warranted in subsection 4.2(b) Enforceability of Obligations, and such other matters as Purchaser’s counsel may require.

If any of the conditions contained in this Section 8.1 shall not be performed or fulfilled at or prior to the Time of Closing to the satisfaction of the Purchaser, acting reasonably, the Purchaser may, by notice to the Vendor, terminate this Agreement and the obligations of the Vendor and the Purchaser under this Agreement, other than the obligations contained in Sections 12.2 and 12.3 and any confidentiality agreement entered into by the parties shall be terminated. Any such condition may be waived in whole or in part by the Purchaser without prejudice to any claims it may have for breach of covenant, representation or warranty.
8.2	Conditions of Closing in Favour of the Vendor
The purchase and sale of the Purchased Assets is subject to the following terms and conditions for the exclusive benefit of the Vendor, to be performed or fulfilled at or prior to the Time of Closing:
(a)
Representations and Warranties. The representations and warranties of the Purchaser contained in this Agreement or any certificate or other document delivered pursuant hereto shall be true and correct in all material respects at the Time of Closing with the same force and effect as if such representations and warranties were made at and as of such time, and a certificate executed by the Purchaser, dated the Closing Date, to that effect shall have been delivered to the Vendor;

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(b)
Covenants. All of the terms, covenants and conditions of this Agreement to be complied with or performed by the Purchaser at or before the Time of Closing shall have been complied with or performed in all material respects, and a certificate executed by a senior officer of the Purchaser, dated the Closing Date, to that effect shall have been delivered to the Vendor; and

(c)
No Action or Proceeding. No legal or regulatory action or proceeding shall be pending or threatened by any person to enjoin, restrict or prohibit the purchase and sale of the Purchased Assets contemplated hereby or the performance of any party’s obligations under any agreement contemplated in this Agreement to be executed and delivered by either party at the Time of Closing;

(d)
Concurrent Transactions. Concurrently with the Closing, HearUSA, as vendor, and 2186935 Ontario Inc., as purchaser, shall have completed the purchase and sale of a payment stream under the Support Agreement, on terms and conditions satisfactory to HearUSA;

(e)
Closing Documents. Without limiting the generality of any other provision of this Section 8.2, the Vendor shall have received at or before the Time of Closing sufficient duly executed original copies of the following:

(i)	certified copies of resolutions of the board of directors of the Purchaser, approving the purchase of the Purchased Assets and this Agreement and the transactions contemplated under this Agreement;
(ii)
a certificate of an officer of the Purchaser confirming the matters contemplated in Section 8.2(a) and confirming that all conditions under this Agreement in favour of the Purchaser have been either fulfilled or waived;

(iii)	a certificate of Jeffrey Geigel confirming that as of the Closing Date he has no actual knowledge of any existing breach of the representations and warranties of the Vendor contained in Article 4;
(iv)	certificates of incumbency of the Purchaser;
(v)	certificates of status/compliance of each of the Purchaser;
(vi)	certified copies of the articles of incorporation and by-laws of the Purchaser;
(vii)	the Assignment of Leases for each of the Principal Sites, each on terms acceptable to the Vendor, acting reasonably;

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(viii)	the Interim Occupancy Agreements executed by the Purchaser for those Leased Properties that are the subject of the Non-Assigned Leases;
(ix)	the Escrow Agreement executed by the Purchaser and the Escrow Agent;
(x)	the Support Agreement executed by the Purchaser; and
(xi)	an assumption of the HearUSA License by the Purchaser.
If any of the conditions contained in this Section 8.2 shall not be performed or fulfilled at or prior to the Time of Closing to the satisfaction of the Vendor acting reasonably, the Vendor may, by notice to the Purchaser, terminate this Agreement and the obligations of the Vendor and the Purchaser under this Agreement, other than the obligations contained in Sections 12.2, 12.3 and any confidentiality agreement entered into by the parties, shall be terminated. Any such condition may be waived in whole or in part by the Vendor without prejudice to any claims it may have for breach of covenant, representation or warranty.
ARTICLE 9 — CLOSING DATE AND TRANSFER
OF POSSESSION
9.1	Place of Closing
The closing of the purchase and sale of the Purchased Assets (the “Closing”) shall take place at the Time of Closing at the offices of Miller Thomson LLP, 58th Floor, Scotia Plaza, 40 King Street West, Toronto, Ontario M5H 3S1.
9.2	Further Assurances
From time to time subsequent to the Closing Date, each party to this Agreement covenants and agrees that it will at all times after such date, at the expense of the requesting party, promptly execute and deliver all such documents, including, without limitation, all such additional conveyances, transfers, consents and other assurances and do all such other acts and things as the other party, acting reasonably, may from time to time request be executed or done in order to better evidence or perfect or effectuate any provision of this Agreement or of any agreement or other document executed pursuant to this Agreement or any of the respective obligations intended to be created hereby or thereby.
ARTICLE 10 — INDEMNIFICATION
10.1	Indemnification by the Vendor
Subject to the terms set forth in this Article 10, the Vendor agrees to indemnify and save harmless the Purchaser from and against any or all Losses suffered or incurred by the Purchaser as a result of:
(a)	any breach by the Vendor of any representation or warranty of the Vendor contained in this Agreement;

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(b)	any breach or non-performance by the Vendor of any covenant to be performed by it which is contained in this Agreement;
(c) any Excluded Assets or the Excluded Liabilities; and
(d)	any failure by the Vendor to pay, satisfy, discharge, perform or fulfil any of the Excluded Liabilities and non-compliance by the Vendor with the Bulk Sales Act (Ontario).
Notwithstanding the foregoing, the Vendor shall not be required to indemnify or save harmless the Purchaser in respect of any Loss referred to in Section 10.1(a) or Section 10.1(b) unless the Purchaser shall have provided notice to the Vendor in accordance with Section 10.3 on or prior to the expiration of the applicable time period related to such representation or warranty set out in Section 6.1 or such covenant set out in Section 6.3.
10.2	Indemnification by the Purchaser
Subject to the terms set forth in this Article 10, the Purchaser agrees to indemnify and save harmless the Vendor from and against any or all Losses suffered or incurred by the Vendor as a result of:
(a)	any breach by the Purchaser of any representation or warranty contained in this Agreement;
(b)	any breach or non-performance by the Purchaser of any covenant to be performed by it which is contained in this Agreement; and
(c)	any failure by the Purchaser to pay, satisfy, discharge, perform or fulfil any of the Assumed Liabilities or any liabilities and obligations of the Business after Closing.
Notwithstanding the foregoing, the Purchaser shall not be required to indemnify or save harmless the Vendor in respect of any Loss referred to in Section 10.2(a) or Section 10.2(b), unless the Vendor shall have provided notice to the Purchaser in accordance with Section 10.3 on or prior to the expiration of the applicable time period related to such representation or warranty set out in Section 6.2 or such covenant set out in Section 6.3.
10.3	Notice of Claim
In the event that a party (the “Indemnified Party”) shall become aware of any claim, proceeding or other matter (a “Claim”) in respect of which the other party (the “Indemnifying Party”) has agreed to indemnify the Indemnified Party pursuant to this Agreement, the Indemnified Party shall promptly give written notice thereof to the Indemnifying Party. Such notice shall specify whether the Claim arises as a result of a claim by a person against the Indemnified Party (a “Third Party Claim”) or whether the Claim does not so arise (a “Direct Claim”), and shall also specify with reasonable particularity (to the extent that the information is available), the factual basis for the Claim and the amount of the Claim, if known. If, through the fault of the Indemnified Party, the Indemnifying Party does not receive notice of any Claim in time effectively to contest the determination of any liability susceptible of being contested, the Indemnifying Party shall be entitled to set off against the amount claimed by the Indemnified Party the amount of any Losses incurred by the Indemnifying Party resulting from the Indemnified Party’s failure to give such notice on a timely basis.

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10.4	Direct Claims
(a)
With respect to any Direct Claim, following receipt of notice from the Indemnified Party of the Claim, the Indemnifying Party shall have sixty (60) Business Days (for the purposes of this Section, the “Investigation Period”) to make such investigation of the Claim as is considered necessary or desirable. For the purpose of such investigation, the Indemnified Party shall make available to the Indemnifying Party the information relied upon by the Indemnified Party to substantiate the Claim, together with all such other information as the Indemnifying Party may reasonably request. If both parties agree at or prior to the expiration of the Investigation Period (or any mutually agreed upon extension thereof) to the validity and amount of such Claim, the Indemnifying Party shall immediately pay to the Indemnified Party the full agreed upon amount of the Claim. If the parties are unable to resolve the dispute within a reasonable time, and in any event within thirty (30) Business Days of such written request, the dispute shall, at the request of either party, be determined by a court of competent jurisdiction.

(b)
In connection with a Direct Claim arising out of a breach by the Vendor of its representation and warranty contained in Section 4.9, during the Investigation Period, the parties shall investigate the Claim for the purposes of making a determination as to whether or not any uncollected Accounts Receivable are in fact ultimately collectible. A Direct Claim in respect of such matter shall only be deemed to be valid to the extent that there is not a substantial likelihood that such Accounts Receivable are collectible through reasonable commercial efforts. If the parties are unable to resolve the dispute within a reasonable time, and in any event within thirty (30) days of such written request, the Vendor and the Purchaser shall submit the issues remaining in dispute to PriceWaterhouse Coopers, Toronto (the “Independent Accountants”) for resolution. If issues are submitted to the Independent Accountants for resolution, (i) the Vendor and the Purchaser shall furnish or cause to be furnished to the Independent Accountants such working papers and other documents and information relating to the disputed issues as the Independent Accountants may request and are available to that party or its agents and shall be afforded the opportunity to present to the Independent Accountants any material relating to the disputed issues and to discuss the issues with the Independent Accountants; (ii) the determination by the Independent Accountants, as set forth in a notice to be delivered to both the Vendor and the Purchaser within thirty (30) days of the submission to the Independent Accountants of the issues remaining in dispute, shall be final, binding and conclusive on the parties and shall be determinative of the amount of the Purchaser’s Direct Claim; and (iii) the unsuccessful party in respect of the aggregate of the issues in dispute shall bear the fees and costs of the Independent Accountants for such determination. The determined amount of the Direct Claim, if any, shall be paid within three (3) Business Days after the Independent Accountant’s determination becomes binding and conclusive on the parties pursuant to this Section 10.4(b).

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10.5	Third Party Claims
With respect to any Third Party Claim, the Indemnifying Party shall have the right, at its expense, to participate in or assume control of the negotiation, settlement or defence of the Claim and, in such event, the Indemnifying Party shall reimburse the Indemnified Party for all the Indemnified Party’s reasonable and substantiated out-of-pocket expenses as a result of such participation or assumption. If the Indemnifying Party elects to assume such control, the Indemnified Party shall have the right to participate in the negotiation, settlement or defence of such Third Party Claim and to retain counsel to act on its behalf, provided that the fees and disbursements of such counsel shall be paid by the Indemnified Party unless the Indemnifying Party consents to the retention of such counsel or unless the named parties to any action or proceeding include both the Indemnifying Party and the Indemnified Party and the representation of both the Indemnifying Party and the Indemnified Party by the same counsel would be inappropriate due to the actual or potential differing interests between them (such as the availability of different defences). If the Indemnifying Party, having elected to assume such control, thereafter fails to defend the Third Party Claim within a reasonable time, the Indemnified Party shall be entitled to assume such control, and the Indemnifying Party shall be bound by the results obtained by the Indemnified Party with respect to such Third Party Claim.
10.6	Settlement of Third Party Claims
If the Indemnifying Party fails to assume control of the defence of any Third Party Claim, the Indemnified Party shall have the exclusive right to contest, settle or pay the amount claimed. Whether or not the Indemnifying Party assumes control of the negotiation, settlement or defence of any Third Party Claim, the Indemnifying Party shall not settle any Third Party Claim without the written consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed; provided, however, that the liability of the Indemnifying Party shall be limited to the proposed settlement amount if any such consent is not obtained for any reason.
10.7	Co-operation
The Indemnified Party and the Indemnifying Party shall co-operate fully with each other with respect to Third Party Claims, and shall keep each other fully advised with respect thereto (including supplying copies of all relevant documentation promptly as it becomes available).
10.8	Exclusivity
Except for the rights of the Vendor pursuant to Article 11, the provisions of this Article 10 and any other indemnification provisions of this Agreement shall be the sole and exclusive remedies for any Claim for breach of any covenant, representation, warranty, indemnity or other provision of this Agreement or any certificate delivered pursuant to this Agreement (other than a claim for specific performance or injunctive relief or a claim based upon fraud or wilful misconduct) with the intent that all such Claims shall be subject to the limitations and other provisions contained in this Article 10.

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10.9	Limitations on Amount
The Vendor shall have no liability (for indemnification or otherwise) with respect to claims made under Section 10.1 until (a) with respect to claims made during the first one hundred and twenty (120) days after the Closing, the total of all Losses with respect to such matters exceeds $50,000.00 (in this Section, the “Threshold Amount”), and upon the aggregate amount of all such claims exceeding the Threshold Amount, the Vendor shall be required to pay all amounts of such Losses including the first $50,000.00; and (b) with respect to claims made after the first one hundred and twenty (120) days after the Closing, the total of all Losses with respect to such claims exceeds $100,000.00 (in this Section, the “Basket”), upon the aggregate amount of all such claims exceeding the Basket, the Vendor shall only be required to pay all amounts in excess of the Basket. Any materiality qualification contained in a representation of the Vendor in this Agreement will not be taken into account in the determination of the magnitude of the Losses occasioned by the breach of such representation for the purposes of determining whether the Threshold Amount or the Basket has been exceeded; provided, that the claims based upon the prorations, Purchase Price adjustments or the Non-Assigned Leases in Sections 3.5, 3.6 and 7.10, respectively, shall not be subject to the Threshold Amount or the Basket. The aggregate liability of the Vendor (for indemnification or otherwise) with respect to Claims made under this Agreement shall not exceed $15,000,000. Provided further that none of the limitations in this Section 10.9 shall apply to Claims under this Agreement with respect to breaches of Vendor’s representations and warranties in Sections 4.1, 4.2, 4.3(a), 4.5(a) and 4.19 or based upon fraud or wilful misconduct.
10.10	Insurance Proceeds and Taxes
The amount of the Indemnifying Party’s liability under this Agreement shall be determined taking into account any applicable insurance proceeds and other savings, including tax savings, that reduce the overall impact of the Losses upon the Indemnified Party. Any payment under this Article 10 shall be treated for tax purposes as an adjustment to the Purchase Price to the extent such characterization is proper and permissible under Applicable Law.
10.11	Right to Claim Escrow Amount
The Purchaser may give notice of a claim in any amount to which it may be entitled under this Article 10 under the Escrow Agreement. Neither the giving of notice of a claim under the Escrow Agreement nor the failure to do so will constitute an election of remedies or limit the Purchaser in any manner in the enforcement of any other remedies that may be available to it.
10.12	Other Limitations
No amounts shall be payable under this Article 10 for Losses to the extent such Losses were accounted for in favour of the Indemnified Party in the calculation of any adjustment to the Purchase Price pursuant to Sections 3.5 or 3.6.

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ARTICLE 11 — GUARANTEE OF HEARUSA
For good and valuable consideration, the receipt and sufficiency of which is hereby conclusively acknowledged, HearUSA agrees with the Purchaser, as follows:
11.1	Guarantee of HearUSA
HearUSA hereby unconditionally guarantees to the Purchaser the full and punctual payment and performance when due whether by required payment, declaration, demand or otherwise, of all present and future indebtedness, liabilities and payment obligations of the Vendor to the Purchaser pursuant to this Agreement and the Escrow Agreement, at any time owing or remaining unpaid by the Vendor to the Purchaser, including the payment of all costs and expenses incurred by the Purchaser in enforcing any rights under this Section (hereinafter in this Section, collectively the “Guaranteed Obligations”). If any or all of the Guaranteed Obligations are not duly paid by the Vendor and are not recoverable under the preceding sentence of this Section for any reason whatsoever, HearUSA will, as a separate and distinct obligation, indemnify and save harmless the Purchaser from and against all losses resulting from the failure of the Vendor to pay or perform such Guaranteed Obligations. The Purchaser may proceed to enforce the obligations of HearUSA under this Section without first pursuing or exhausting any right or remedy which the Purchaser may have against the Vendor, its successors or assigns or any other person, upon the Vendor failing to pay or perform when due (subject to any applicable cure period) any of the Guaranteed Obligations. The obligation of HearUSA to perform its obligations under this Section shall arise and HearUSA shall perform such obligations immediately upon written demand being provided by the Purchaser; provided, however, that, before making demand on HearUSA, the Purchaser shall be required to make a claim under the Escrow Agreement to the extent that a sufficient portion of the Escrow Amount remains available to satisfy all outstanding claims. HearUSA’s obligations under this Section are continuing, unconditional and absolute and are not subject to set-off, but for greater certainty are subject to all defences, limitations and rights available to the Vendor.
11.2	Time of Essence
Time shall be of the essence in this guarantee.
11.3	Severability
If any provision of this guarantee is determined by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such determination shall not impair or affect the validity, legality or enforceability of the remaining provisions hereof, and each provision is hereby declared to be separate, severable and distinct.
11.4	Further Assurances.
HearUSA shall forthwith, at its own expense and from time to time, do or file, or cause to be done or filed, all such things and shall execute and deliver all such documents, agreements, opinions, certificates and instruments reasonably requested by the Purchaser or its counsel as may be necessary or desirable to give effect to this guarantee and carry out its provisions and intention.
11.5	Successors and Assigns
This guarantee shall enure to the benefit of the Purchaser and its successors and assigns and shall be binding on HearUSA and its successors, provided that HearUSA shall not have the right to assign any of its rights or obligations hereunder.

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11.6	Applicable Law
This guarantee shall be construed, interpreted and enforced in accordance with, and the rights and obligations of HearUSA shall be governed by, the laws of the Province of Ontario and the federal laws of Canada applicable therein and HearUSA irrevocably attorns to the exclusive jurisdiction of the courts of such province and all courts competent to hear appeals therefrom.
11.7	Notices
Any notice or other communication required or permitted to be given to HearUSA hereunder shall be provided in accordance with Section 12.1 hereof.
ARTICLE 12 — MISCELLANEOUS
12.1	Notices
(a)
Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be delivered by personal delivery, by overnight courier, by telecopy or by registered mail addressed as follows:

If to the Vendor and/or HearUSA:
c/o HearUSA Inc.
1250 Northpoint Parkway
West Palm Beach, FL 33407
Attention: Gino Chouinard, President
Fax No.: 561.688.8893
With a copy (which shall not constitute notice) to:
Bryan Cave LLP
700 13th Street NW
Washington, DC 20005
Attention: LaDawn Naegle, Esq.
Fax: 202.220.7346
and to:
Ogilvy Renault LLP
Barristers and Solicitors
Suite 3800, Royal Bank Plaza, South Tower
200 Bay Street
Toronto, ON M5J 2Z4
Attention: Pierre Soulard
Fax: 416.216.3930

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If to the Purchaser:
Helix Hearing Inc.
290 McGill Street, Suite A
Hawkesbury, ON K6A 1P8
Attention: Chief Executive Officer
Fax No.: 613.632.5714
With a copy (which shall not constitute notice) to:
Miller Thomson LLP
Barristers and Solicitors
Scotia Plaza, 40 King Street West
Suite 5800, P.O. Box 1011
Toronto, ON M5H 3S1
Attention: James Klotz
Fax No: 416.595.8695
(b)
Any such notice or other communication delivered by personal delivery or overnight courier shall be deemed to have been given and received on the day on which it was delivered (or, if such day is not a Business Day, on the next following Business Day), and if transmitted by telecopier, on the day of transmission thereof if such day is a Business Day and is received before 5:00 pm (local time to the recipient) or otherwise on the next Business Day after the day of transmittal, provided that the party so transmitting the notice has received confirmation of its successful transmittal, and if mailed or sent by registered mail, on the fifth Business Day following the date of mailing; provided, however, that if at the time of mailing or within three Business Days thereafter there is or occurs a labour dispute or other event which might reasonably be expected to disrupt the delivery of documents by mail, any notice or other communication hereunder shall be delivered or transmitted by means personal delivery, telecopier or recorded electronic communication as aforesaid. Either party may at any time change its address for service from time to time by giving notice to the other party in accordance with this Section 12.1.

12.2	Announcements
The parties shall consult with each other before issuing any press release or making any other public announcement with respect to this Agreement or the transactions contemplated hereby and, except as required by any applicable law or regulatory requirement, neither of them shall issue any such press release or make any such public announcement without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed.

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12.3	Disclosure
Prior to any public announcement of the transaction contemplated hereby pursuant to Section 12.2, neither party shall disclose this Agreement or any aspects of such transaction except to its board of directors, its senior management, its legal, accounting, financial or other professional advisors, any financial institution contacted by it with respect to any financing required in connection with such transaction and counsel to such institution, or as may be required by any applicable law or any regulatory authority or stock exchange having jurisdiction.
12.4	Reasonable Commercial Efforts
The parties acknowledge and agree that, for all purposes of this Agreement, an obligation on the part of either party to use reasonable commercial efforts to obtain any waiver, consent, approval, permit, licence or other document shall not require such party to make any payment to any person for the purpose of procuring the same, other than payments for amounts due and payable to such person, payments for incidental expenses incurred by such person and payments required by any applicable law or regulation.
12.5	Expenses
Each party shall bear all expenses incurred by it in connection with the negotiation and entering into of the Agreement and the transactions contemplated therein, including without limitation, the fees and expenses of their respective counsel, accountants and financial advisors.
12.6	Counterparts
This Agreement may be executed in counterparts, each of which shall constitute an original and all of which taken together shall constitute one and the same instrument. Execution may be made by facsimile signature which, for all purposes, shall be deemed to be an original.
IN WITNESS WHEREOF this Agreement has been executed by the parties.

HELIX HEARING INC.
Per:	“Jeffrey Geigel”
	Name:	Jeffrey Geigel
	Title:	President I/We have the authority to bind the corporation

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HELIX HEARING CARE OF AMERICA CORP.
Per:	“Stephen J. Hansborough”
	Name:	Stephen J. Hansborough
	Title:	Chairman & CEO I/We have the authority to bind the company

3371727 CANADA INC.
Per:	“Stephen J. Hansborough”
	Name:	Stephen J. Hansborough
	Title:	Chairman & CEO I/We have the authority to bind the corporation
HearUSA, Inc. hereby joins in the execution of this Agreement solely for the purposes of agreeing to be bound by Article 11, and hereby further acknowledges receipt of an executed copy of this Agreement.

HEARUSA, INC.
Per:	“Stephen J. Hansborough”
	Name:	Stephen J. Hansborough
	Title:	Chairman & CEO I/We have the authority to bind the corporation

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